Exhibit 10.1
EXECUTION COPY
CREDIT AGREEMENT
dated as of January 7, 2011
among
A. SCHULMAN, INC.,
The AUSTRALIAN BORROWER, the MALAYSIAN BORROWER and the other
FOREIGN BORROWERS from time to time party hereto,
The LENDERS party hereto,
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent
J.P. MORGAN EUROPE LIMITED,
and
J.P. MORGAN CHASE BANK BERHAD,
each as a Global Agent,
and
FIFTH THIRD BANK, PNC BANK, NATIONAL ASSOCIATION, RBS CITIZENS, N.A.,
AND WELLS FARGO BANK, NATIONAL ASSOCIATION, as Co-Syndication Agents
J.P. MORGAN SECURITIES LLC
as Sole Bookrunner and Sole Lead Arranger

i

SCHEDULES:

Schedule 1.01A	—	Initial Subsidiary Guarantors

Schedule 1.01B	—	Mandatory Cost Formulae

Schedule 2.01	—	Lenders and Commitments

Schedule 2.05	—	Existing Letters of Credit

Schedule 2.19	—	Payment Instructions

Schedule 3.01	—	KYC Information for Borrowers

Schedule 3.11	—	Subsidiaries

Schedule 6.01	—	Existing Indebtedness

Schedule 6.02	—	Existing Liens

Schedule 6.08	—	Restrictive Agreements
EXHIBITS:

Exhibit A	—	Form of Assignment and Assumption

Exhibit B-1	—	Form of Borrowing Subsidiary Agreement

Exhibit B-2	—	Form of Borrowing Subsidiary Termination

Exhibit C	—	Form of Issuing Bank Agreement

Exhibit D	—	Form of Subsidiary Guarantee Agreement

Exhibit E	—	Form of Collateral Sharing Agreement

Exhibit F	—	List of Closing Documents

CREDIT AGREEMENT dated as of January 7, 2011 among A. SCHULMAN, INC., a Delaware corporation (the “Company”), the AUSTRALIAN BORROWER (as defined below), the MALAYSIAN BORROWER (as defined below), the other FOREIGN BORROWERS (as defined below) from time to time party hereto, the LENDERS party hereto, J.P. MORGAN EUROPE LIMITED, as a Global Agent, J.P. MORGAN CHASE BANK BERHAD (316347-D), as a Global Agent, and JPMORGAN CHASE BANK, N.A., as Administrative Agent.
The parties hereto agree as follows:
ARTICLE I
Definitions
SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
“ABR”, when used in reference to any Loan or Borrowing to the Company under the US Tranche, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.
“Acquired Entity” means the assets or Person acquired in connection with a Permitted Acquisition.
“Adjusted EBITDA” means, as of any date of determination and without duplication: (i) EBITDA for the Company and its consolidated Subsidiaries for the four (4) fiscal quarter period ending on the last day of the most recent fiscal quarter ending on or preceding such date of determination, plus (ii) Pro Forma EBITDA for Permitted Acquisitions consummated after the Effective Date. Effective upon the consummation of a Permitted Acquisition, Adjusted EBITDA shall be adjusted to include Pro Forma EBITDA for the applicable target entity that has been acquired. Effective upon the consummation of any Material Disposition permitted pursuant to Section 6.03, Adjusted EBITDA shall be adjusted on a pro forma basis as of the last day of the fiscal quarter for which the Company has delivered the financial statements required to be delivered pursuant to Section 5.01(a) or 5.01(b), as applicable, to remove the impact (whether positive or negative) that the assets which are the subject of such Material Disposition permitted pursuant to Section 6.03 have on Adjusted EBITDA.
“Adjusted LIBO Rate” means an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate; provided, that, with respect to Eurocurrency Borrowings denominated in an Alternative Currency, the Adjusted LIBO Rate shall mean the LIBO Rate.
“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Lenders hereunder.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Agents” means, collectively, the Administrative Agent and the Global Agents, and “Agent” means any one of them.
“Alternate Base Rate” means, for any day for any Loan, Letter of Credit or other financial accommodation under the US Tranche that is made to the Company and that specifies or that requires that the interest rate applicable thereto be the “Alternate Base Rate”, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%, and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%; provided, that for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the rate appearing on Reuters Screen LIBOR01 Page (or any successor or substitute page of such page) at approximately 11:00 a.m. London time on such day. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.
“Alternative Currency” means any currency other than US Dollars and Euro that (i) is approved by the Administrative Agent and the Lenders required to fund extensions of credit in such currency under the Tranche under which such currency may be available, and (ii) is freely available, freely transferable and freely convertible into US Dollars and in which dealings in deposits are carried on in the Applicable Interbank Market, provided that at the time of the issuance, amendment, renewal or extension of any Letter of Credit denominated in a currency other than US Dollars and Euro, such other currency is reasonably acceptable to the Administrative Agent and the Issuing Bank in respect of such Letter of Credit; provided, however, that notwithstanding the foregoing or anything to the contrary set forth herein, the Loans under the Malaysian Tranche shall only be available in Ringgit Malaysia. As of the Effective Date, Australian Dollars and Ringgit Malaysia are Alternative Currencies available under the Foreign Tranche and the Malaysian Tranche, respectively.
“Alternative Currency LC Exposure” means, at any time, the sum of (a) the US Dollar Equivalent of the aggregate undrawn and unexpired amount of all outstanding Alternative Currency Letters of Credit at such time plus (b) the US Dollar Equivalent of the aggregate principal amount of all LC Disbursements in respect of Alternative Currency Letters of Credit that have not yet been reimbursed at such time.
“Alternative Currency Letter of Credit” means a Letter of Credit denominated in an Alternative Currency.

“Applicable Agent” means (a) the Administrative Agent with respect to a Loan, Letter of Credit or other financial accommodation extended to the Company under the US Tranche, with respect to any payment hereunder that does not relate to a particular Loan or Borrowing and is not covered by clauses (b) through (e) hereof, and with respect to the administration of the transactions evidenced hereby generally, (b) JPMorgan Chase Bank Berhad with respect to a Loan, Letter of Credit or other financial accommodation extended to the Malaysian Borrower, and with respect to the general administration of the Malaysian Tranche and the Malaysian portion of the transactions evidenced hereby, (c) J.P. Morgan Europe Limited with respect to a Loan, Letter of Credit or other financial accommodation extended to the Australian Borrower or the Belgian Borrower, (d) J.P. Morgan Europe Limited or such other affiliate of JPMorgan Chase Bank, N.A. as designated by the Administrative Agent with notice to the Company with respect to a Loan, Letter of Credit or other financial accommodation extended to any Foreign Borrower not covered in clauses (b) and (c) above, and (e) J.P. Morgan Europe Limited with respect to the general administration of the Foreign Tranche, the European portion of the transactions evidenced hereby, and the non-US/non-Malaysian portion of the transactions evidenced hereby. Each of the Persons referenced in clauses (b) through (e) hereof shall constitute a “Global Agent” and collectively shall constitute the “Global Agents”.
“Applicable Interbank Market” means for any Loan, Letter of Credit or other financial accommodation denominated in (w) Euro, the European interbank market, (x) Australian Dollars, the Australian interbank market, (y) Ringgit Malaysia, the Kuala Lumpur interbank market, and (z) any other Alternative Currency or US Dollars, the London interbank market.
“Applicable Interbank Rate” means (x) for any Loan, Letter of Credit or other financial accommodation made to the Company under the US Tranche or any other Borrower under any Tranche in a currency other than Euro or Ringgit Malaysia, the Adjusted LIBO Rate, (y) for any Loan, Letter of Credit or other financial accommodation made to any Borrower in Euro, the EURIBO Rate and (z) for any Loan, Letter of Credit or other financial accommodation made to the Malaysian Borrower in Ringgit Malaysia, the KLIBO Rate.
“Applicable Rate” means, for any day, with respect to any ABR Revolving Loan, Eurocurrency Revolving Loan, any Letter of Credit participation fee under Section 2.12(b), or with respect to the facility fees payable pursuant to Section 2.12(a), as the case may be, the applicable rate per annum set forth below under the caption “Facility Fee Rate”, “Eurocurrency Revolving Loan Spread and Letter of Credit Participation Fee Percentage,” or “ABR Spread”, as the case may be, based upon the Total Leverage Ratio as reflected in the then most recently delivered quarterly or annual financials as required under Section 5.01:

			Eurocurrency
			Revolving
			Loan Spread
			and Letter of
			Credit
			Participation
Pricing	Total Leverage	Facility	Fee		All-in Drawn
Level:	Ratio:	Fee Rate:	Percentage:	ABR Spread	Pricing
Level I	Less than or equal to 1.50 to 1.00	0.20%	1.30%	0.30%	1.50%
Level II	Greater than 1.50 to 1.00 but less than or equal to 2.00 to 1.00	0.25%	1.50%	0.50%	1.75%

			Eurocurrency
			Revolving
			Loan Spread
			and Letter of
			Credit
			Participation
Pricing	Total Leverage	Facility	Fee		All-in Drawn
Level:	Ratio:	Fee Rate:	Percentage:	ABR Spread	Pricing
Level III	Greater than 2.00 to 1.00 but less than or equal to 2.50 to 1.00	0.30%	1.70%	0.70%	2.00%
Level IV	Greater than 2.50 to 1.00 but less than or equal to 3.00 to 1.00	0.35%	1.90%	0.90%	2.25%
Level V	Greater than 3.00 to 1.00	0.40%	2.10%	1.10%	2.50%
For purposes of the foregoing,
(i) if at any time the Company fails to deliver any financials required under Section 5.01 on or before the date any financials are due, then, at the request of the Required Lenders, Pricing Level V shall be deemed applicable until five (5) Business Days after such financials, together with all corresponding compliance certificates required by Section 5.01(c), are actually delivered, after which the Pricing Level shall be determined in accordance with the table above as applicable;
(ii) adjustments, if any, to the Pricing Level then in effect shall be effective five (5) Business Days after the Administrative Agent has received the applicable financials and corresponding compliance certificates required by Section 5.01(c) (it being understood and agreed that each change in Pricing Level shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change); and
(iii) each determination of the Applicable Rate made by the Administrative Agent in accordance with the foregoing shall, if reasonably determined, be conclusive and binding on the Company, all of its Subsidiaries and each Lender.
Notwithstanding the foregoing, during the period beginning on the Effective Date and ending on the date of delivery of the applicable financials for the fiscal quarter ending February 28, 2011, the Applicable Rate shall be based on Pricing Level II (unless such financials demonstrate that Pricing Level III, IV or V should have been applicable during such period, in which case such other Pricing Level shall be deemed to be applicable during such period), and thereafter, the Applicable Rate shall be determined in accordance with the preceding table and provisions.
“Approved Fund” has the meaning assigned to such term in Section 11.04.

“Assessment Rate” means, for any day, the annual assessment rate in effect on such day that is payable by a member of the Bank Insurance Fund classified as “well-capitalized” and within supervisory subgroup “B” (or a comparable successor risk classification) within the meaning of 12 C.F.R. Part 327 (or any successor provision) to the Federal Deposit Insurance Corporation for insurance by such Corporation of time deposits made in US Dollars at the offices of such member in the United States; provided that if, as a result of any change in any law, rule or regulation, it is no longer possible to determine the Assessment Rate as aforesaid, then the Assessment Rate shall be such annual rate as shall be determined by the Administrative Agent to be representative of the cost of such insurance to the Lenders.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 11.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.
“Attributable Receivables Indebtedness” at any time means the principal amount of Indebtedness which (a) if a Permitted Receivables Facility is structured as a secured lending agreement, constitutes the principal amount of such Indebtedness or (b) if a Permitted Receivables Facility is structured as a purchase agreement, would be outstanding at such time under the Permitted Receivables Facility if the same were structured as a secured lending agreement rather than a purchase agreement.
“Australian Borrower” means Courtenay Polymers Pty. Limited, an entity organized under Australian law.
“Australian Dollars” or “AUD” means the lawful currency of Australia.
“Australia/United States of America Double Tax Convention” means the convention between the Government of Australia and the Government of the United States of America for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Income.
“Australia/United Kingdom Double Tax Convention” means the convention between the Government of Australia and the Government of the United Kingdom of Great Britain and Northern Ireland for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Income.
“Australia/France Double Tax Convention” means the convention between the Government of Australia and the Government of the French Republic for the Avoidance of Double taxation with Respect to Taxes on Income and the Prevention of Fiscal Evasion.
“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.
“Belgian Borrower” means A. Schulman International Services BVBA, an entity organized under Belgian law.
“Board” means the Board of Governors of the Federal Reserve System of the United States of America.
“Borrower” means the Company or any Global Borrower, as applicable, and “Borrowers” means all of the foregoing; provided, that no Global Borrower shall be entitled to request a Loan or other financial accommodation under or constitute a Borrower for purposes of the US Tranche.
“Borrowing” means Loans (including one or more Swingline Loans) of the same Class, Type and currency, made on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect.
“Borrowing Minimum” means (a) in the case of a Borrowing (other than ABR Revolving Loans and Swingline Loans) denominated in US Dollars, $1,000,000, (b) in the case of a Borrowing of ABR Revolving Loans, $1,000,000, (c) in the case of a Borrowing (other than Foreign Tranche Swingline Loans) denominated in Euro, €1,000,000, (d) in the case of a Borrowing in Ringgit Malaysia, MYR500,000, (e) in the case of a Borrowing in an Alternative Currency (other than those referenced above or those in respect of Swingline Loans), the US Dollar Equivalent of $1,000,000, (f) in the case of a US Tranche Swingline Loan, $250,000, and (g) in the case of a Foreign Tranche Swingline Loan, €100,000 (or the US Dollar Equivalent thereof).
“Borrowing Multiple” means (a) in the case of a Borrowing (other than Swingline Loans) denominated in US Dollars, $500,000, (b) in the case of a Borrowing (other than Swingline Loans) denominated in Euro, €500,000, (c) in the case of a Borrowing in Ringgit Malaysia, MYR500,000, (d) in the case of a Borrowing in an Alternative Currency (other than those referenced above or those in respect of Swingline Loans), the US Dollar Equivalent of $500,000, (e) in the case of a US Tranche Swingline Loan, $50,000, and (f) in the case of a Foreign Tranche Swingline Loan, €100,000 (or the US Dollar Equivalent thereof).
“Borrowing Request” means a request by a Borrower for a Revolving Borrowing in accordance with Section 2.03.
“Borrowing Subsidiary Agreement” means a Borrowing Subsidiary Agreement substantially in the form of Exhibit B-1.

“Borrowing Subsidiary Termination” means a Borrowing Subsidiary Termination substantially in the form of Exhibit B-2.
“Brazilian Indebtedness” means Indebtedness owing by one or more Subsidiaries organized under the laws of Brazil to third party lenders in an aggregate principal amount not to exceed the US Dollar Equivalent of $15,000,000 at any time.
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided, that (a) when used in connection with a Eurocurrency Loan denominated in US Dollars or any Alternative Currency other than Euro, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in US Dollars in the Applicable Interbank Market, (b) when used in connection with a Loan denominated in Euro, the term “Business Day” shall also exclude (i) any day on which the TARGET payment system is not open for the settlement of payments in Euro and (ii) any day on which banks in London are authorized or required by law to remain closed, (c) when used in connection with a Loan denominated in Ringgit Malaysia, the term “Business Day” shall also exclude any day on which banks in Kuala Lumpur, Malaysia or Hong Kong, China are authorized or required by law to remain closed, (d) when used in connection with a Loan denominated in Australian Dollars, the term “Business Day” shall also exclude any day on which banks in London or Sydney, Australia are authorized or required by law to remain closed, and (e) with the consent of the Administrative Agent, “Business Day” shall also exclude any day on which banks in a principal financial center corresponding with a Foreign Borrower or an Alternative Currency added hereto or provided hereunder subsequent to the Effective Date are authorized or required by law to remain closed (by way of example only, if Japanese Yen were provided subsequent to the Effective Date, Tokyo, Japan would be added hereto if consented to by the Administrative Agent).
“CAM” means the mechanism for the allocation and exchange of interests in Loans, participations in Letters of Credit and other extensions of credit under the US Tranche and the Foreign Tranche and collections thereunder established under Article IX.
“CAM Exchange” means the exchange of the Lender’s interests provided for in Article IX.
“CAM Exchange Date” means the first date on which there shall occur (a) any event referred to in clause (h) or (i) of Article VII in respect of the Company or (b) an acceleration of Loans pursuant to Article VII.
“CAM Percentage” means, as to each Lender, a fraction, expressed as a decimal, of which (a) the numerator shall be the aggregate US Dollar Equivalent (determined on the basis of Exchange Rates prevailing on the CAM Exchange Date) of the sum, without duplication, of (i) the Obligations owed to such Lender (whether or not at the time due and payable) under the US Tranche and the Foreign Tranche, (ii) the LC Exposure of such Lender under the US Tranche and the Foreign Tranche and (iii) the Swingline Exposure of such Lender under the US Tranche and the Foreign Tranche, in each case immediately prior to the occurrence of the CAM Exchange Date (but after giving effect to Sections 9.01(a)(ii) and (iii)), and (b) the denominator shall be the aggregate US Dollar Equivalent (as so determined) of the sum, without duplication, of (A) the Obligations owed to all the Lenders (whether or not at the time due and payable) under the US Tranche and the Foreign Tranche, (B) the aggregate LC Exposures of all the Lenders under the US Tranche and the Foreign Tranche, and (C) the aggregate Swingline Exposures of all the Lenders under the US Tranche and the Foreign Tranche, in each case immediately prior to the occurrence of the CAM Exchange Date; provided that, for purposes of clause (a) above, the Obligations owed to the Swingline Lender under the applicable Tranche will be deemed not to include any Swingline Loans except to the extent provided in clause (a)(iii) above.

“Capitalized Lease Obligations” means, with respect to any Person, all rental obligations of such Person which, under GAAP, are or will be required to be capitalized on the books of such Person, in each case taken at the amount thereof accounted for as indebtedness in accordance with such principles.
“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of Equity Interests representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Company; or (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Company by Persons who were neither (i) nominated by the board of directors of the Company nor (ii) appointed by directors so nominated.
“Change in Law” means (a) the adoption of any law, rule, regulation or treaty after the date of this Agreement, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided, however, that that notwithstanding anything herein to the contrary, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith shall be deemed to be a “Change in “Law”, regardless of the date enacted, adopted or issued.
“Class”, when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are US Tranche Revolving Loans, US Tranche Swingline Loans, Foreign Tranche Revolving Loans, Malaysian Tranche Revolving Loans, or Foreign Tranche Swingline Loans, and (b) any Commitment, refers to whether such Commitment is a US Tranche Revolving Commitment, a Foreign Tranche Commitment or a Malaysian Tranche Commitment.
“Code” means the Internal Revenue Code of 1986, as amended.
“Collateral Agent” means JPMorgan Chase Bank, N.A. or any successor thereto as described in the Collateral Sharing Agreement, in any case as governed by the Collateral Sharing Agreement.

“Collateral Sharing Agreement” means the Amended and Restated Collateral Sharing Agreement attached hereto as Exhibit E (as the same may be amended, restated, supplemented or otherwise modified from time to time), by and among the Administrative Agent, the Collateral Agent, the holders of the Senior Notes, the holders of Other Senior Indebtedness from time to time party thereto, the Borrowers and certain Affiliates thereof, which Amended and Restated Collateral Sharing Agreement shall be in full force and effect as of the date hereof.
“Commitment” means a US Tranche Revolving Commitment, a Foreign Tranche Commitment or a Malaysian Tranche Commitment.
“Company” has the meaning assigned to such term in the heading of this Agreement.
“Consolidated Net Worth” means at any time, with respect to the Company, the consolidated stockholders’ equity of the Company and its Subsidiaries calculated on a consolidated basis in accordance with GAAP, excluding the effect of the translation of foreign currencies.
“Contingent Obligation” means, as to any Person, any obligation of such Person as a result of such Person being a general partner of any other Person, unless the underlying obligation is expressly made non-recourse as to such general partner, and any obligation of such Person guaranteeing any Indebtedness, Capitalized Lease Obligations, or dividends (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Party” means the Administrative Agent, the Issuing Bank, any Swingline Lender or any other Lender.
“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Company or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of a Bankruptcy Event.
“Domestic Subsidiary” means a Subsidiary incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia.
“EBITDA” means, at any time for the Company and its Subsidiaries on a consolidated basis, and calculated in accordance with GAAP, Net Income for such period plus (a) without duplication and to the extent deducted in determining Net Income for such period, the sum of (i) Interest Expense for such period, (ii) income tax expense for such period, (iii) all amounts attributable to depreciation and amortization expense for such period, and (iv) any extraordinary, non-recurring or non-cash charges; minus (b) without duplication and to the extent included in Net Income, any extraordinary, non-recurring or non-cash gains for such period.
“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 11.02).
“EMU Legislation” means the legislative measures of the European Union for the introduction of, changeover to or operation of the Euro in one or more member states.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, and all binding orders, decrees, judgments, injunctions, notices or agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters with respect to exposure to Hazardous Materials.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company or any Subsidiary resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any of the foregoing for which such liability is assumed or imposed pursuant to any contract, agreement or other consensual arrangement.
“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Company, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the failure with respect to any Plan to satisfy the “minimum funding standard” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Company or any of its ERISA Affiliates of any liability under Title IV of ERISA or similar law of a foreign country with respect to the termination of any Plan or Foreign Pension Plan; (e) the receipt by the Company or any ERISA Affiliate from the PBGC or any similar foreign governmental authority or a plan administrator of any notice relating to an intention to terminate any Plan or to appoint a trustee to administer any Plan or Foreign Pension Plans; (f) the incurrence by the Company or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal of the Company or any of its ERISA Affiliates from any Plan, Multiemployer Plan or Foreign Pension Plan; or (g) the receipt by the Company or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Company or any ERISA Affiliate of any notice, concerning the imposition upon the Company or any of its ERISA Affiliates of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“EU Lending Passport” means the right of passport to provide lending services on a cross-border basis under the Council Directive of 20 March 2000 relating to the taking up and pursuit of the business of credit institutions (No 2000/12/EC) in the relevant European Economic Area member state. For purposes hereof, “EU Lending Passport” shall include each right of passport to the extent multiple rights of passport are required under the aforementioned Council Directive to extend credit to Borrowers in their respective jurisdictions of organization.
“EURIBO Rate” means, with respect to any Borrowing in Euro under any Tranche (to the extent permitted under such Tranche), the rate per annum determined by the applicable Global Agent at approximately 11:00 a.m., Brussels time, on the Quotation Day for such Interest Period by reference to the British Bankers’ Association Interest Settlement Rates for deposits in Euro (as reflected on the applicable Reuters screen page), for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “EURIBO Rate” shall be the average (rounded upward, if necessary, to the next 1/100 of 1%) of the respective interest rates per annum at which deposits in Euro are offered for such Interest Period to major banks in the Applicable Interbank Market by JPMorgan Chase Bank, N.A. at approximately 11:00 a.m., Brussels time, on the Quotation Day for such Interest Period.
“Euro” or “€” means the currency constituted by the Treaty on the European Union and as referred to in the EMU Legislation.
“Eurocurrency”, when used in reference to any Loan or Borrowing, means that such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Applicable Interbank Rate with respect to the applicable currency of such Loan or Borrowing.
“Event of Default” has the meaning assigned to such term in Article VII.
“Exchange Rate” means on any day, for purposes of determining the US Dollar Equivalent of any other currency, the rate at which such other currency may be exchanged into US Dollars at the time of determination on such day on the Bloomberg WCR Page for such currency. In the event that such rate does not appear on any Bloomberg WCR Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent or the applicable Global Agent, as the case may be, and the Borrowers, or, in the absence of such an agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent or the applicable Global Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about such time as the Administrative Agent or the applicable Global Agent shall elect after determining that such rates shall be the basis for determining the Exchange Rate, on such date for the purchase of US Dollars for delivery two Business Days later; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent or the applicable Global Agent may use any reasonable method it deems appropriate to determine such rate, and such determination shall be presumed correct absent manifest error.

“Exchange Rate Date” means, if on such date any outstanding Revolving Credit Exposure is (or any Revolving Credit Exposure that has been requested at such time would be) denominated in a currency other than US Dollars, each of:
(i) the last Business Day of each calendar month,
(ii) if an Event of Default has occurred and is continuing, the CAM Exchange Date and any other Business Day designated as an Exchange Rate Date by the Administrative Agent in its sole discretion, and
(iii) each date (with such date to be reasonably determined by the Administrative Agent) that is on or about the date of (i) a Borrowing Request or an Interest Election Request with respect to any Revolving Borrowing, or (ii) each request for the issuance, amendment, renewal or extension of any Letter of Credit or Swingline Loan.
“Excluded Taxes” means, with respect to any payments made by any Loan Party under the Loan Documents, any of the following Taxes imposed on or with respect to a Recipient, (a) Other Connection Taxes, (b) in the case of a Recipient (other than a Recipient that becomes a Recipient by operation of the CAM), US federal withholding Taxes resulting from any law in effect (including FATCA) on the date on which (i) such Recipient acquires its applicable ownership interest in the Loan or Commitment (other than a Recipient acquiring its applicable ownership interest pursuant to Section 2.20(b)) or (ii) such Recipient changes its lending office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Recipient’s assignor immediately before such Recipient became a Recipient with respect to its applicable ownership interest in the Loan or Commitment or to such Recipient immediately before it changed its lending office), (c) in the case of a Foreign Tranche Lender (other than a Lender that becomes a Foreign Tranche Lender by operation of the CAM), any withholding tax that is imposed by Australia, Belgium or any other jurisdiction in which a Foreign Borrower is organized and into which jurisdiction Loans are made (or, in each case, any political subdivision thereof) on payments by a Foreign Borrower from an office within such jurisdiction, in any case to the extent such tax is in effect and would apply as of the date such Foreign Tranche Lender becomes a party to this Agreement or relates to payments received by a new lending office designated by such Foreign Tranche Lender and is in effect and would apply at the time such lending office is designated, (d) in the case of a Malaysian Tranche Lender, any withholding tax that is imposed by Malaysia (or any political subdivision thereof) on payments by the Malaysian Borrower from an office within such jurisdiction, in any case to the extent such tax is in effect and would apply as of the date such Malaysian Tranche Lender becomes a party to this Agreement or relates to payments received by a new lending office designated by such Malaysian Tranche Lender and is in effect and would apply at the time such lending office is designated, or (e) any withholding tax that is attributable to such Lender’s failure to comply with Section 2.17(e) or (f), except, in the case of clause (b), (c), or (d) above, to the extent that such withholding tax shall have resulted from the making of any payment by a Borrower to a location other than the office designated by the Applicable Agent or such Lender for the receipt of payments of the applicable type from the applicable Borrower.

“Existing Letters of Credit” has the meaning set forth in Section 2.05.
“Exposure” means, with respect to any Lender, such Lender’s US Tranche Revolving Exposure, Foreign Tranche Exposure, and Malaysian Tranche Exposure.
“Facility Office” has the meaning assigned to such term in Section 2.17(f).
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement and any regulations or official interpretations thereof.
“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
“Financial Officer” means any of the following officers: chief executive officer, president, chief financial officer, vice president — finance, or treasurer of the Company.
“Foreign Borrower” means each of the Australian Borrower, the Belgian Borrower, and any Foreign Subsidiary that has been designated as such pursuant to Section 2.21 and that has not ceased to be a Foreign Borrower as provided in such Section.
“Foreign Lender” means, as to any Borrower, any Lender that is organized under the laws of a jurisdiction other than that in which such Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
“Foreign Pension Plan” means any “pension plan” as defined in Section 3(2) of ERISA which (i) is maintained or contributed to for the benefit of the employees of a Borrower or any of its ERISA Affiliates, (ii) under applicable local law, is required to be funded through a trust or other funding vehicle and (iii) is not covered by ERISA pursuant to Section 4(b)(4) of ERISA.
“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.
“Foreign Subsidiary Pledge Agreement” means the Amended and Restated Pledge Agreement, dated as of January 7, 2011, made by the Company and the Subsidiary Guarantors in favor of the Collateral Agent, as the same may be amended, restated, supplemented or otherwise modified from time to time.
“Foreign Tranche” means the Foreign Tranche Commitments, the Foreign Tranche Revolving Loans, the Foreign Tranche LC Exposure and the Foreign Tranche Swingline Loans.

“Foreign Tranche Commitment” means, with respect to each Foreign Tranche Lender, the commitment of such Foreign Tranche Lender to make Foreign Tranche Revolving Loans and to acquire participations in Letters of Credit issued under the Foreign Tranche and Foreign Tranche Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Foreign Tranche Lender’s Foreign Tranche Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08, (b) increased from time to time pursuant to Section 2.09 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 11.04. The initial amount of each Foreign Tranche Lender’s Foreign Tranche Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Foreign Tranche Lender shall have assumed its Foreign Tranche Commitment, as applicable. The aggregate amount of the Foreign Tranche Commitments on the date hereof is the US Dollar Equivalent of $45,000,000.
“Foreign Tranche Exposure” means, with respect to any Foreign Tranche Lender at any time, the US Dollar Equivalent of the sum at such time, without duplication, of (a) such Lender’s Foreign Tranche Percentage of the sum of the principal amounts of the outstanding Foreign Tranche Revolving Loans, plus (b) the aggregate amount of such Lender’s Foreign Tranche LC Exposure and Foreign Tranche Swingline Exposure at such time.
“Foreign Tranche LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit issued under the Foreign Tranche denominated in US Dollars at such time, (b) the US Dollar Equivalent of the aggregate undrawn amount of all outstanding Letters of Credit issued under the Foreign Tranche denominated in an Alternative Currency at such time and (c) the aggregate amount of all LC Disbursements in respect of Letters of Credit issued under the Foreign Tranche that have not yet been reimbursed by or on behalf of the applicable Borrower at such time. The Foreign Tranche LC Exposure of any Foreign Tranche Lender at any time shall be its Foreign Tranche Percentage of the total Foreign Tranche LC Exposure at such time.
“Foreign Tranche Lender” means a Lender with a Foreign Tranche Commitment.
“Foreign Tranche Percentage” means, with respect to any Foreign Tranche Lender, the percentage of the total Foreign Tranche Commitments represented by such Lender’s Foreign Tranche Commitment. If the Foreign Tranche Commitments have terminated or expired, the Foreign Tranche Percentages shall be determined based upon the Foreign Tranche Commitments most recently in effect, giving effect to any assignments and, pursuant to the following, any Lender’s status as a Defaulting Lender at the time of determination. Notwithstanding the foregoing, in the case of Section 2.22 when a Defaulting Lender shall exist, “Foreign Tranche Percentage” shall mean the percentage of the aggregate of the Foreign Tranche Commitments (disregarding any Defaulting Lender’s Foreign Tranche Commitment) represented by such Lender’s Foreign Tranche Commitment.
“Foreign Tranche Revolving Borrowing” means a Borrowing comprised of Foreign Tranche Revolving Loans.

“Foreign Tranche Revolving Loan” means a Loan made by a Foreign Tranche Lender pursuant to Section 2.01(b). Each Foreign Tranche Revolving Loan made to the Company shall be denominated in US Dollars and shall be a Eurocurrency Loan, and each Foreign Tranche Revolving Loan made to a Foreign Borrower shall be denominated in Euro or an Alternative Currency and shall be a Eurocurrency Loan.
“Foreign Tranche Swingline Exposure” means, at any time, the aggregate principal amount of all Foreign Tranche Swingline Loans outstanding at such time. The Foreign Tranche Swingline Exposure of any Foreign Tranche Lender at any time shall be its Foreign Tranche Percentage of the total Foreign Tranche Swingline Exposure at such time.
“Foreign Tranche Swingline Lender” means each of JPMorgan Chase Bank, N.A., JPMorgan Chase Bank, N.A., London Branch, and certain other affiliates thereof, each in its capacity as a lender of Foreign Tranche Swingline Loans hereunder; provided, that a Global Agent will notify the Company of the applicable Lender or affiliate thereof acting as Foreign Tranche Swingline Lender for a Foreign Borrower (for example, JPMorgan Chase Bank, N.A., London Branch, shall, as of the Effective Date, act as Foreign Tranche Swingline Lender for the Belgian Borrower).
“Foreign Tranche Swingline Loan” means a Loan made by the Foreign Tranche Swingline Lender to the Belgian Borrower, the Australian Borrower or any other Foreign Borrower pursuant to Section 2.04.
“Foreign Tranche Swingline Rate” means, for any day, in relation to any Foreign Tranche Swingline Loan, the percentage rate per annum which is equal to the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the applicable Global Agent at its request quoted by the Reference Banks to leading banks in the Applicable Interbank Market as of (x) 11:00 a.m. Brussels time with respect to the Australian Borrower, the Belgian Borrower or other Foreign Subsidiaries organized under the laws of Europe or any political subdivision, or (y) such other Local Time as may be agreed upon by the Administrative Agent, the Global Agents and the Company based on the jurisdiction of organization of the applicable Foreign Borrower, in each case as of on the day of the proposed Borrowing for the relevant Foreign Tranche Swingline Loan for the offering of deposits in the relevant currency for a period comparable to the Interest Period for the relevant Foreign Tranche Swingline Loan and for settlement on that day. For purposes hereof, the “Reference Banks” shall mean the principal London offices of JPMorgan Chase Bank, N.A. and such other Lenders, if any, agreed upon by the Company and the Administrative Agent (with notice thereof to the other Lenders).
“GAAP” means generally accepted accounting principles in the United States of America.
“Global Agent” has the meaning set forth in the definition of Applicable Agent.
“Global Borrower” means each of the Malaysian Borrower and each Foreign Borrower.
“Governmental Authority” means the government of the United States of America, Belgium, the United Kingdom, Australia, Malaysia or government of the jurisdiction in which a Borrower is organized, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, including, without limitation, the European Union.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances or wastes, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
“Hostile Acquisition” means the acquisition of the Equity Interests of a Person through a tender offer or similar solicitation of the owners of such Equity Interests which has not been consented to prior to the occurrence of such acquisition by at least a majority of the board of directors (or other applicable governing body) of such Person or by similar action if such Person is not a corporation.
“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others and all other Contingent Obligations of such Person, (h) all Capitalized Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. For the avoidance of doubt, Indebtedness includes all Attributable Receivables Indebtedness.

“Indemnified Taxes” means Taxes imposed on or with respect to any payment made by any Loan Party under any Loan Document other than Excluded Taxes and Other Taxes.
“Indian Indebtedness” means Indebtedness owing by one or more Subsidiaries organized under the laws of India to third party lenders in an aggregate principal amount not to exceed the US Dollar Equivalent of $5,000,000 at any time.
“Information Memorandum” means the Confidential Information Memorandum dated November 2010 relating to the Company and the Transactions.
“Initial Subsidiary Guarantor” means each Person listed on Schedule 1.01A.
“Interest Coverage Ratio” means, at any time for the Test Period then most recently ended, the ratio of (x) Adjusted EBITDA to (y) cash Interest Expense minus the interest portion of the Material Disposition Adjustment Amount, if any.
“Interest Election Request” means a request by the applicable Borrower to convert or continue a Revolving Borrowing in accordance with Section 2.07.
“Interest Expense” means, with reference to any period, the gross interest expense (including, without limitation, interest expense under Capitalized Lease Obligations), as determined in accordance with GAAP, for the Company and its consolidated Subsidiaries as shown on the consolidated income statement of the Company for such period, plus to the extent not set forth in such income statement, the interest component of all Attributable Receivable Indebtedness of the Company and its Subsidiaries for such period.
“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the last day of each February, May, August and November, (b) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid; provided, however, that with respect to the Malaysian Tranche, an Interest Payment Date shall occur on the last day of the applicable Interest Period.
“Interest Period” means with respect to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three, six or twelve months thereafter, as the applicable Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurocurrency Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurocurrency Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Issuing Bank” means (i) each of the Lenders that issued the Existing Letters of Credit as contemplated in Section 2.05, and (ii) each Lender acceptable to the Administrative Agent and the Company (it being understood that JPMorgan Chase Bank, N.A. (and its Affiliates) is acceptable to the Administrative Agent and the Company) that has entered into an Issuing Bank Agreement, in each case in its capacity as an issuer of Letters of Credit hereunder, and their respective successors in such capacity as provided in Section 2.05(i). Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate. In all other cases, a reference to the “Issuing Bank” means any Issuing Bank or each Issuing Bank, as the context may require.
“Issuing Bank Agreement” means an agreement in the form of Exhibit C, or in any other form reasonably satisfactory to the Administrative Agent, pursuant to which a Lender agrees to act as an Issuing Bank.
“KLIBO Rate” means, with respect to any Borrowing in Ringgit Malaysia under the Malaysian Tranche for any Interest Period, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m., Malaysian time, on the Quotation Day for such Interest Period by reference to the interbank deposit rates for deposits in Ringgit Malaysia published by Bank Negara Malaysia (as reflected on the applicable Reuters screen page), for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “KLIBO Rate” shall be the average (rounded upward, if necessary, to the next 1/100 of 1%) of the respective interest rates per annum at which deposits in the currency of such Borrowing are offered for such Interest Period to major banks in the Applicable Interbank Market by J.P. Morgan Chase Bank Berhad at approximately 11:00 a.m., Malaysian time, on the Quotation Day for such Interest Period.
“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.
“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit denominated in US Dollars at such time, (b) the US Dollar Equivalent of the aggregate undrawn amount of all outstanding Letters of Credit denominated in an Alternative Currency at such time and (c) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Company at such time. The LC Exposure of any Lender at any time shall be the sum of its US Tranche LC Exposure and its Foreign Tranche LC Exposure at such time.
“Lead Arranger” means J.P. Morgan Securities LLC, in its capacity as sole lead arranger and sole bookrunner.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lenders.
“Letter of Credit” means any letter of credit issued pursuant to this Agreement.
“LIBO Rate” means, with respect to any Eurocurrency Borrowing other than in Euro or Ringgit Malaysia under any Tranche for any Interest Period, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m., London time, on the Quotation Day for such Interest Period by reference to the British Bankers’ Association Interest Settlement Rates for deposits in the currency of such Borrowing (as reflected on the applicable Reuters screen page), for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBO Rate” shall be the average (rounded upward, if necessary, to the next 1/100 of 1%) of the respective interest rates per annum at which deposits in the currency of such Borrowing are offered for such Interest Period to major banks in the Applicable Interbank Market by JPMorgan Chase Bank, N.A. at approximately 11:00 a.m., London time, on the Quotation Day for such Interest Period.
“Licensed Malaysian Bank” means any financial institution licensed by the Minister of Finance, Malaysia under the Banking & Financial Institutions Act, 1989 of Malaysia, or the Islamic Banking Act, 1983 of Malaysia.
“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.
“Loan Documents” means this Agreement, each Borrowing Subsidiary Agreement, each Borrowing Subsidiary Termination, the Subsidiary Guarantee Agreement, the Foreign Subsidiary Pledge Agreement, each local-law governed pledge agreement (and related documentation) in respect of Equity Interests pledged to the Collateral Agent, the Collateral Sharing Agreement and each promissory note delivered pursuant to this Agreement.
“Loan Parties” means the Borrowers and the Subsidiary Guarantors.
“Loans” means the loans made by the Lenders to the Borrowers pursuant to this Agreement.
“Local Time” means (a) with respect to a Loan, Borrowing or Letter of Credit extended or issued to the Company under the US Tranche, New York City time, (b) with respect to any Loan, Borrowing or Letter of Credit under the Foreign Tranche, (1) London time with respect to the Australian Borrower or any Foreign Borrower organized under the laws of Europe or a political subdivision thereof, and (2) any other time agreed upon by the Company, the Administrative Agent, and the Global Agents for any Foreign Borrower not organized under the laws of Australia or Europe (or, in each case, any political subdivision thereof), and (c) with respect to any Loan or Borrowing under the Malaysian Tranche, Malaysian time.

“Malaysian Borrower” means ICO Polymers (Malaysia) Sdn. Bhd., an entity organized under Malaysian law.
“Malaysian Tranche” means the Malaysian Tranche Commitments and the Malaysian Tranche Revolving Loans.
“Malaysian Tranche Commitment” means, with respect to each Malaysian Tranche Lender, the commitment of such Malaysian Tranche Lender to make Malaysian Tranche Revolving Loans, expressed as an amount representing the maximum aggregate amount of such Malaysian Tranche Lender’s Malaysian Tranche Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08, (b) increased from time to time pursuant to Section 2.09 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 11.04. The initial amount of each Malaysian Tranche Lender’s Malaysian Tranche Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Malaysian Tranche Lender shall have assumed its Malaysian Tranche Commitment, as applicable. The aggregate amount of the Malaysian Tranche Commitments on the date hereof is the US Dollar Equivalent of $5,000,000.
“Malaysian Tranche Exposure” means, with respect to any Malaysian Tranche Lender at any time, the US Dollar Equivalent of the sum at such time, without duplication, of such Lender’s Malaysian Tranche Percentage of the principal amounts of the outstanding Malaysian Tranche Revolving Loans.
“Malaysian Tranche Lender” means a Lender with a Malaysian Tranche Commitment that is a Licensed Malaysian Bank.
“Malaysian Tranche Percentage” means, with respect to any Malaysian Tranche Lender, the percentage of the total Malaysian Tranche Commitments represented by such Lender’s Malaysian Tranche Commitment. If the Malaysian Tranche Commitments have terminated or expired, the Malaysian Tranche Percentages shall be determined based upon the Malaysian Tranche Commitments most recently in effect, giving effect to any assignments and, pursuant to the following, any Lender’s status as a Defaulting Lender at the time of determination. Notwithstanding the foregoing, in the case of Section 2.22 when a Defaulting Lender shall exist, “Malaysian Tranche Percentage” shall mean the percentage of the aggregate of the Malaysian Tranche Commitments (disregarding any Defaulting Lender’s Malaysian Tranche Commitment) represented by such Lender’s Malaysian Tranche Commitment.
“Malaysian Tranche Revolving Borrowing” means a Borrowing comprised of Malaysian Tranche Revolving Loans.
“Malaysian Tranche Revolving Loan” means a Loan made by a Malaysian Tranche Lender pursuant to Section 2.01(c). Each Malaysian Tranche Revolving Loan made to the Malaysian Borrower shall be denominated in an Alternative Currency and shall be a Eurocurrency Loan.

“Mandatory Cost” is described in Schedule 1.01B.
“Material Adverse Effect” means a material adverse effect on (a) the business, assets, or financial condition of the Company and the Subsidiaries, taken as a whole, (b) the ability of the Borrowers to perform any of their respective obligations under this Agreement or (c) the rights of or benefits available to the Lenders under this Agreement and the other Loan Documents.
“Material Disposition” means any sale, lease, transfer or other disposition of a Person’s operating division, line of business or similar business unit or department with assets having a fair market value in excess of $40,000,000.
“Material Disposition Adjustment Amount” means, in conjunction with any reduction of Adjusted EBITDA for any period as a result of a Material Disposition, an amount equal to the principal amount of Indebtedness repaid as part of such Material Disposition as well as interest paid in cash on such Indebtedness; provided, that such Indebtedness shall be required to have been outstanding during the pro forma reporting period being affected by such Material Disposition, and such interest shall be required to have been paid during such pro forma reporting period.
“Material Domestic Subsidiary” means, at any time, any Domestic Subsidiary of the Company with assets equal to or in excess of $25,000,000; provided that if, at any time, all of the Company’s Domestic Subsidiaries that are not Material Domestic Subsidiaries (the “Non-Material Domestic Subsidiaries”), taken as a whole, would constitute a Subsidiary that, together with the total assets of such Non-Material Domestic Subsidiaries’ consolidated Subsidiaries, has assets equal to or greater than $50,000,000, then the Company shall designate one or more additional Domestic Subsidiaries as Material Domestic Subsidiaries to the effect that, after such designation, all of the remaining Non-Material Domestic Subsidiaries, taken as a whole, would not have aggregate assets equal to or in excess of $45,000,000.
“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of any Borrower or any Subsidiary in an aggregate principal amount exceeding $25,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of any Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.
“Maturity Date” means January 7, 2016.
“Moody’s” means Moody’s Investors Service, Inc.
“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA with respect to which the Company or any of its ERISA Affiliates may have any liability, contingent or otherwise.

“Net Debt” means, on any date for the Company and its Subsidiaries on a consolidated basis, the excess, if any, of Indebtedness for the Company and its consolidated Subsidiaries over the Net Debt Cash Amount then available.
“Net Debt Cash Amount” means, on any date, that portion of the Company’s and its consolidated Subsidiaries’ aggregate cash and cash equivalents in excess of $25,000,000 that is reflected on the consolidated balance sheet of the Company.
“Net Debt Leverage Ratio” means, at any time for the Test Period then most recently ended, the ratio of (x) Net Debt minus the principal portion of the Material Disposition Adjustment Amount, if any, to (y) Adjusted EBITDA.
“Net Income” means, for any period, the consolidated net income (or loss) of the Company and its consolidated Subsidiaries as determined in accordance with GAAP; provided, that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Company or is merged into or consolidated with the Company or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of the Company) in which the Company or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Company or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary of the Company to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligations (other than under any Loan Document) or applicable law.
“Non-Loan Party Debt Limit” means Indebtedness of Subsidiaries that are not Loan Parties in an aggregate outstanding principal amount equal to (x) $95,000,000 minus (y) the aggregate outstanding principal amount of the Brazilian Indebtedness, the Indian Indebtedness, and the Specified 6.01 Indebtedness.
“Non-Material Domestic Subsidiary” has the meaning given to such term in the definition of Material Domestic Subsidiary.
“Obligations” means (a) the due and punctual payment of (i) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans made to any Borrower, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by any Borrower under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral, and (iii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Borrowers under this Agreement and the other Loan Documents, and (b) unless otherwise agreed upon in writing by the applicable Lender party thereto, the due and punctual payment and performance of all obligations of the Company or any Subsidiary, monetary or otherwise, under each Swap Agreement entered into with any counterparty that was a Lender (or an Affiliate thereof) at the time such Swap Agreement was entered into.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of any present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than a connection arising solely from such Recipient having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to, or enforced, this Agreement or any Loan Document, or sold or assigned an interest in any this Agreement or any Loan Document), including branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the applicable Borrower is located.
“Other Senior Indebtedness” means any Indebtedness of the Company or any Subsidiary thereof (i) with a payment and Lien priority that is pari passu with and otherwise equal to the Obligations (and that does not constitute subordinated, junior, second-lien or similar Indebtedness), (ii) that is subject to the Collateral Sharing Agreement (including, without limitation, the holders thereof and any Liens granted in respect thereof), and (iii) when incurred, was incurred in compliance with the terms of this Agreement, including, without limitation, pro forma compliance with Section 6.09 hereof, in each case as such Indebtedness may be replaced or refinanced so long as no Default of Event of Default is then outstanding or results therefrom.
“Other Taxes” means any present or future stamp, court, documentary, intangible, recording, filing or similar excise or property Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or from the registration, receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment pursuant to Section 2.20(b)).
“Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.
“Participant” has the meaning set forth in Section 11.04.
“Participant Register” has the meaning assigned to such term in Section 11.04.
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
“Permitted Acquisition” means any acquisition (whether by purchase, merger, consolidation or otherwise but excluding in any event a Hostile Acquisition) or series of related acquisitions by the Company or any Subsidiary of all or substantially all the assets of, or more than fifty percent (50%) of the Equity Interests in, a Person or division or line of business of a Person if, at the time of and immediately after giving effect thereto, (a) no Default or Event of Default has occurred and is continuing or would arise after giving effect thereto, (b) such Person or division or line of business is engaged in a type of business that complies with the requirements of Section 6.03, (c) all actions required to be taken with respect to such acquired or newly formed Subsidiary under Section 5.09 shall have been taken (including actions which may be required to be taken by an existing Subsidiary as a result of such acquisition), and (d) for any acquisition where the consideration therefor exceeds $60,000,000, the Company and its Subsidiaries are in compliance, on a pro forma basis reasonably acceptable to the Administrative Agent (as demonstrated in a written compliance certificate) after giving effect to such acquisition, with the covenants contained in Section 6.09 recomputed as of the last day of the most recently ended fiscal quarter of the Company for which financial statements are available, as if such acquisition (and any related incurrence or repayment of Indebtedness, with any new Indebtedness being deemed to be amortized over the applicable testing period in accordance with its terms) had occurred on the first day of each relevant period for testing such compliance.

“Permitted Encumbrances” means:
(a) Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 5.04;
(b) carriers’, suppliers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.04;
(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security or employment laws or regulations;
(d) Liens securing the performance of bids, tenders, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;
(e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII;
(f) easements, zoning restrictions, rights-of-way, use restrictions, minor defects or irregularities in title, reservations (including reservations in any original grant from any government of any water or mineral rights or interests therein) and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Company or any Subsidiary;
(g) Liens in favor of payor banks having a right of setoff, revocation, refund or chargeback with respect of money or instruments of the Company or any Subsidiary on deposit with or in possession of such bank;
(h) the Lien created under the Foreign Subsidiary Pledge Agreement; and
(i) Liens granted by (1) a Loan Party to another Loan Party, and (2) a Subsidiary that is not a Loan Party to a Loan Party.

“Permitted Investments” means:
(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), any member state of the European Union, or any other sovereign nation not targeted for sanctions by the Office of Foreign Asset Control of the United States Department of the Treasury so long as the full faith and credit of such nation is pledged in support thereof;
(b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, one of the two highest credit ratings obtainable from S&P or from Moody’s;
(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any domestic or foreign commercial bank which has a combined capital and surplus of not less than $250,000,000;
(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;
(e) money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, and (ii) are rated one of the two highest credit ratings obtainable from S&P and Moody’s; or
(f) investments in funds of any Societe d’Investissement a Capital Variable or Fonds Commun de Placement maintained by a financial institution meeting the criteria described in clause (c) above and that invests primarily in cash and cash equivalents.
“Permitted Receivables Facility” means the receivables facility or facilities created under the Permitted Receivables Facility Documents, providing for the sale or pledge by the Company and/or one or more other Receivables Sellers of Permitted Receivables Facility Assets (thereby providing financing to the Company and the Receivables Sellers) to the Receivables Entity (either directly or through another Receivables Seller), which in turn shall sell or pledge interests in the respective Permitted Receivables Facility Assets to third-party investors pursuant to the Permitted Receivables Facility Documents (with the Receivables Entity permitted to issue investor certificates, purchased interest certificates or other similar documentation evidencing interests in the Permitted Receivables Facility Assets) in return for the cash used by the Receivables Entity to purchase the Permitted Receivables Facility Assets from the Company and/or the respective Receivables Sellers, in each case as more fully set forth in the Permitted Receivables Facility Documents.
“Permitted Receivables Facility Assets” means (a) Receivables (whether now existing or arising in the future) of the Company and its Subsidiaries which are transferred or pledged to the Receivables Entity pursuant to the Permitted Receivables Facility and any related Permitted Receivables Related Assets which are also so transferred or pledged to the Receivables Entity and all proceeds thereof and (b) loans to the Company and its Subsidiaries secured by Receivables (whether now existing or arising in the future) of the Company and its Subsidiaries which are made pursuant to the Permitted Receivables Facility.

“Permitted Receivables Facility Documents” means each of the documents and agreements entered into in connection with the Permitted Receivables Facility, including all documents and agreements relating to the issuance, funding and/or purchase of certificates and purchased interests, all of which documents and agreements shall be in form and substance reasonably satisfactory to the Administrative Agent, in each case as such documents and agreements may be amended, modified, supplemented, refinanced or replaced from time to time so long as (a) any such amendments, modifications, supplements, refinancings or replacements do not impose any conditions or requirements on the Company or any of its Subsidiaries that are more restrictive in any material respect than those in existence immediately prior to any such amendment, modification, supplement, refinancing or replacement, (b) any such amendments, modifications, supplements, refinancings or replacements are not adverse in any way to the interests of the Lenders and (c) any such amendments, modifications, supplements, refinancings or replacements are otherwise in form and substance reasonably satisfactory to the Administrative Agent.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Company or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective, and such prime rate need not be the lowest interest rate charged by JPMorgan Chase Bank, N.A. in respect of loans or other extensions of credit.
“Pro Forma EBITDA” means, with respect to any target entity acquired pursuant to a Permitted Acquisition, the amount of the Target EBITDA of such target for the most recent trailing four (4) fiscal quarter period ending as of the last day of the fiscal quarter preceding the closing of the respective Permitted Acquisition for which financial statements are available, adjusted as provided herein. Such amount shall be determined by the Company and shall be subject to the review of the Administrative Agent acting in good faith, based upon and derived from financial information delivered to the Administrative Agent prior to the consummation of such Permitted Acquisition. In each instance, the historical Target EBITDA of such target shall be adjusted by an amount which gives effect to the prorating of any year end adjustments made to the most recent annual financial statements of such target and which should have been accrued during such year in accordance with GAAP, all of which shall be reasonably determined by the Company, and reviewed by the Administrative Agent in good faith (Pro Forma EBITDA for such target as calculated as of such closing being referred to as the “Initial Pro Forma EBITDA”). After the closing of such Permitted Acquisition and unless otherwise agreed by the Administrative Agent and the Company, Pro Forma EBITDA with respect thereto shall equal Initial Pro Forma EBITDA multiplied by a fraction the numerator of which is three hundred sixty five (365) less the number of days after the closing of the Permitted Acquisition included in any period for which financial statements have been delivered and the denominator of which is three hundred sixty five (365).

“Qualified Foreign Tranche Lender” means a person who is either:
(a) a resident of Australia who does not provide accommodation under this Agreement in carrying on a business at or through a permanent establishment outside Australia; or
(b) a person (“Tax Qualified Bank”) that:
(i) is a resident of the United States of America, the United Kingdom or France for the purposes of the Australia/United States of America Double Tax Convention, the Australia/United Kingdom Double Tax Convention or the Australia/France Double Tax Convention (as the case may be) and, in relation to a resident of the United States of America, is entitled to the benefits of the Australian/United States of America Double Tax Convention;
(ii) is a “financial institution” for the purposes of the Australia/United States of America Double Tax Convention, the Australia/United Kingdom Double Tax Convention or the Australia/France Double Tax Convention, as applicable; and
(iii) is unrelated to, and dealing wholly independently with, the Australian Borrower for the purposes of the Australia/United States of America Double Tax Convention, the Australia/United Kingdom Double Tax Convention or the Australia/France Double Tax Convention, as applicable. The Company may from time to time approve further classes of persons as Qualified Foreign Tranche Lender by notice to the Global Agent, (a “Qualified Foreign Tranche Approval”).
If, in relation to the Foreign Tranche, a Tax Qualified Bank:
(i) does not beneficially derive the interest paid under the Foreign Tranche; or
(ii) has entered into arrangements involving back-to-back loan(s) or other arrangement that is economically equivalent and intended to have a similar effect to back-to-back loan(s), then the Tax Qualified Bank will not to be a Qualified Foreign Tranche Lender.

The Company will not unreasonably withhold its consent to a request for a Qualified Foreign Tranche Approval (provided that the Company will be deemed to be acting reasonably in denying a Qualified Foreign Tranche Approval if, were the Qualified Foreign Tranche Approval to be granted, the Australian Borrower would be required to withhold or deduct any amount on account of Taxes levied or assessed in or on behalf of the Commonwealth of Australia in respect of payments made under this Agreement).
“Quotation Day” means, in relation to any period for which an interest rate is to be determined:
(a) if the currency is in Euro, two TARGET Days and two London Business Days (to the extent the two are not the same) before the first day of that period; or
(b) for US Dollars or any Alternative Currency other than Euro, two Business Days before the first day of that period; provided, that a Quotation Day under the Malaysian Tranche shall be the first day of the applicable Interest Period, unless market practice differs in the Applicable Interbank Market for a currency, in which case the Quotation Day for that currency will be determined by the Applicable Agent in accordance with market practice in the Applicable Interbank Market (and if quotations would normally be given by leading banks in the Applicable Interbank Market on more than one day, the Quotation Day will be the last of those days).
“Receivables” means all accounts receivable (including, without limitation, all rights to payment created by or arising from sales of goods, leases of goods or the rendition of services rendered no matter how evidenced whether or not earned by performance).
“Receivables Entity” means a wholly-owned Subsidiary of the Company which engages in no activities other than in connection with the financing of accounts receivable of the Receivables Sellers and which is designated (as provided below) as the “Receivables Entity” (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Company or any other Subsidiary of the Company (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness)) pursuant to Standard Securitization Undertakings, (ii) is recourse to or obligates the Company or any other Subsidiary of the Company in any way (other than pursuant to Standard Securitization Undertakings) or (iii) subjects any property or asset of the Company or any other Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings, (b) with which neither the Company nor any of its Subsidiaries has any contract, agreement, arrangement or understanding (other than pursuant to the Permitted Receivables Facility Documents (including with respect to fees payable in the ordinary course of business in connection with the servicing of accounts receivable and related assets)) on terms less favorable to the Company or such Subsidiary than those that might be obtained at the time from persons that are not Affiliates of the Company, and (c) to which neither the Company nor any other Subsidiary of the Company has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results. Any such designation shall be evidenced to the Administrative Agent by filing with the Administrative Agent an officer’s certificate of the Company certifying that, to the best of such officer’s knowledge and belief after consultation with counsel, such designation complied with the foregoing conditions.

“Recipient” means, as applicable, (a) the Agents, (b) any Lender (and, in the case of a Lender that is classified as a partnership for U.S. Federal tax purposes, a Person treated as the beneficial owner thereof for US federal tax purposes) and (c) any Issuing Bank.
“Receivables Sellers” means the Company and/or those Subsidiaries that are from time to time party to the Permitted Receivables Facility Documents.
“Register” has the meaning assigned to such term in Section 11.04.
“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, trustees, employees, agents and advisors of such Person and such Person’s Affiliates.
“Required Lenders” means, at any time, Lenders having Revolving Credit Exposures and unused Commitments representing greater than 50% of the sum of the total Revolving Credit Exposures and unused Commitments at such time.
“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Company or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Company or any Subsidiary thereof or any option, warrant or other right to acquire any such Equity Interest in the Company or any Subsidiary thereof.
“Revolving Borrowing” means a Borrowing comprised of US Tranche Revolving Loans, Foreign Tranche Revolving Loans, or Malaysian Tranche Revolving Loans.
“Revolving Credit Exposure” means a US Tranche Revolving Exposure, a Foreign Tranche Exposure or a Malaysian Tranche Exposure.
“Revolving Loan” means a US Tranche Revolving Loan, a Foreign Tranche Revolving Loan or a Malaysian Tranche Revolving Loan.
“Ringgit Malaysia”, “MYR” or “RM” means the lawful money of Malaysia.
“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.
“Senior Note Purchase Agreement” means the Note Purchase Agreement dated March 1, 2006 by and among the Company, A. Schulman Europe GmbH & Co. KG, certain affiliates thereof and the Persons party thereto as purchasers, as the same may be amended, restated, supplemented or otherwise modified from time to time.
“Senior Notes” means the Senior Guaranteed Notes issued by A. Schulman Europe GmbH & Co. KG and the Company pursuant to the Senior Note Purchase Agreement, as each may be amended, restated, supplemented, replaced or refinanced (so long as no Default or Event of Default is then outstanding or results from such replacement or refinancing) or otherwise modified from time to time.

“Significant Subsidiary” means at any time a Subsidiary of the Company which either (i) has assets in excess of 5% of Total Assets as determined as of the last day of the fiscal year immediately preceding the fiscal year in which such 5% amount is being determined, or (ii) accounted for more than 5% of the consolidated revenues of the Company and its Subsidiaries as determined as of the last day of the fiscal year immediately preceding the fiscal year in which such 5% amount is being determined.
“Specified 6.01 Indebtedness” means the Indebtedness described in Section 6.01(b).
“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Company or any Subsidiary thereof in connection with the Permitted Receivables Facility which are reasonably customary in an accounts receivable financing transaction.
“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject, with respect to the Adjusted LIBO Rate, for eurocurrency fundings (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurocurrency Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.
“Subsidiary” means any subsidiary of the Company; provided, that Persons that would be required in accordance with GAAP to be consolidated with the Company, but which are not otherwise controlled by the Company shall be “Subsidiaries” hereunder solely for the purpose of making calculations under Section 6.09 hereof, but shall not be “Subsidiaries” hereunder for purposes of any representation, warranty or other covenant hereunder.

“Subsidiary Guarantee Agreement” means a Subsidiary Guarantee Agreement substantially in the form of Exhibit D, made by the Subsidiary Guarantors in favor of the Administrative Agent for the benefit of the Lenders.
“Subsidiary Guarantors” means each Initial Subsidiary Guarantor and each other Person that becomes party to a Subsidiary Guarantee Agreement as a Subsidiary Guarantor, and the permitted successors and assigns of each such Person (except to the extent such successor or assign is relieved from its obligations under the Subsidiary Guarantee Agreement pursuant to the provisions of this Agreement); provided that any Person released from the Subsidiary Guarantee Agreement pursuant to the provisions of Section 5.09 shall no longer be a “Subsidiary Guarantor” unless and until such Person re-executes the Subsidiary Guarantee Agreement pursuant to the provisions of Section 5.09.
“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or the Subsidiaries shall be a Swap Agreement.
“Swingline Exposure” means, at any time, the sum of (a) the US Tranche Swingline Exposure, and (b) the Foreign Tranche Swingline Exposure. The Swingline Exposure of any Lender shall be the sum of (a) the US Tranche Swingline Exposure for such Lender, if any, and (b) the Foreign Tranche Swingline Exposure for such Lender, if any, at such time.
“Swingline Lender” means the US Tranche Swingline Lender, or the applicable Foreign Tranche Swingline Lender, as the case may be.
“Swingline Loan” means a US Tranche Swingline Loan or a Foreign Tranche Swingline Loan, as the case may be.
“TARGET” means Trans-European Automated Real-time Gross Settlement Express Transfer payment system.
“TARGET Day” means any day on which TARGET is open for settlement of payments in Euro.
“Target EBITDA” means, with respect to any Person acquired pursuant to a Permitted Acquisition, for any period, the net income (or loss) of such Person and its Subsidiaries calculated on a consolidated basis for such period in accordance with GAAP plus, to the extent deducted from revenues in determining the net income (or loss) of such Person and its Subsidiaries as described above, (i) for any period, the interest expense of such Person and its Subsidiaries calculated on a consolidated basis for such period, (ii) expenses for income taxes, (iii) depreciation, (iv) amortization, and (v) extraordinary, non-recurring or non-cash charges, minus, to the extent included in net income for such Person, extraordinary, non-recurring or non-cash gains.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Test Period” means each period of four consecutive fiscal quarters of the Company then last ended (in each case taken as one accounting period).
“Total Asset Test Amount” means, with respect to any fiscal year (the “Applicable Year”), the aggregate amount of Total Assets as in effect on the last day of the immediately preceding fiscal year plus with respect to any assets acquired during the Applicable Year as part of a Permitted Acquisition, the aggregate amount thereof as set forth in audited financials delivered to the Administrative Agent as part of such Permitted Acquisition.
“Total Assets” means at any time the total assets of the Company and its Subsidiaries on a consolidated basis which would be shown as assets of the Company and such consolidated Subsidiaries in the Company’s consolidated balance sheet in accordance with GAAP.
“Total Assets Limitation” means, at any time when the Net Debt Leverage Ratio is greater than 2.50 to 1.00, that the aggregate amount, on a pro forma basis, of (x) Indebtedness described in Section 6.01(d)(iv), (y) Contingent Obligations described in Section 6.01(e)(iii), and (z) investments, purchases, acquisitions, sales, loans, and advances described in Section 6.04(F) does not exceed 15% of Total Assets as determined as of the last day of the fiscal year immediately preceding the fiscal year in which the Total Assets Limitation is being determined.
“Total Leverage Ratio” means, at any time for the Test Period then most recently ended, for the Company and its Subsidiaries on a consolidated basis and calculated in accordance with GAAP, the ratio of (x) Indebtedness minus the principal portion of the Material Disposition Adjustment Amount, if any, at such time to (y) Adjusted EBITDA.
“Tranche” means the US Tranche, the Foreign Tranche or the Malaysian Tranche.
“Tranche Percentage” means, with respect to any Lender, such Lender’s US Tranche Revolving Percentage, Foreign Tranche Percentage or Malaysian Tranche Percentage, as the case may be.
“Transactions” means the execution, delivery and performance by the Borrowers of this Agreement and each Borrowing Subsidiary Agreement, the execution, delivery and performance by the Borrowers and their applicable Affiliates of all other Loan Documents, the borrowing of Loans and the use of the proceeds thereof, the issuance of Letters of Credit hereunder and the execution, delivery and performance by the Subsidiary Guarantors of the Subsidiary Guarantee Agreement.
“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Applicable Interbank Rate or the Alternate Base Rate.

“US Dollar Equivalent” means, on any date of determination, (a) with respect to any amount in US Dollars, such amount, and (b) with respect to any amount in an Alternative Currency, the equivalent in US Dollars of such amount, determined by the Administrative Agent pursuant to Section 1.05 using the Exchange Rate with respect to such Alternative Currency at the time in effect under the provisions of such Section.
“US Dollars” or “$” means the lawful money of the United States of America.
“US Swingline Rate” means either (a) the Alternate Base Rate, or (b) a rate mutually agreed upon by the Company and JPMorgan Chase Bank, N.A.
“US Tranche” means the US Tranche Revolving Commitments, the US Tranche Revolving Loans, the US Tranche LC Exposure and the US Tranche Swingline Loans.
“US Tranche LC Exposure” means, at any time, for any Lender with a US Tranche Revolving Commitment, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit issued under that portion of the US Tranche that corresponds with the US Tranche Revolving Commitments at such time, (b) the US Dollar Equivalent of the aggregate undrawn amount of all outstanding Letters of Credit issued under the US Tranche denominated in an Alternative Currency at such time and (c) the aggregate amount of all LC Disbursements in respect of Letters of Credit issued under the US Tranche that have not yet been reimbursed by or on behalf of the applicable Borrower at such time. The US Tranche LC Exposure of any US Tranche Lender at any time shall be its US Tranche Revolving Percentage of the total US Tranche LC Exposure at such time.
“US Tranche Lender” means a Lender with a US Tranche Revolving Commitment.
“US Tranche Revolving Borrowing” means a Borrowing comprised of US Tranche Revolving Loans.
“US Tranche Revolving Commitment” means, with respect to each US Tranche Lender, the commitment of such US Tranche Lender to make US Tranche Revolving Loans and to acquire participations in Letters of Credit issued under the US Tranche and US Tranche Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such US Tranche Lender’s US Tranche Revolving Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08, (b) increased from time to time pursuant to Section 2.09 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 11.04. The initial amount of each US Tranche Lender’s US Tranche Revolving Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such US Tranche Lender shall have assumed its US Tranche Revolving Commitment, as applicable. The aggregate amount of the US Tranche Revolving Commitments on the date hereof is the US Dollar Equivalent of $250,000,000.
“US Tranche Revolving Exposure” means, with respect to any US Tranche Lender with a US Tranche Revolving Commitment at any time, the sum at such time, without duplication, of (a) such Lender’s US Tranche Revolving Percentage of the sum of the principal amounts of the outstanding US Tranche Revolving Loans, plus (b) the aggregate amount of such Lender’s US Tranche LC Exposure and US Tranche Swingline Exposure at such time.

“US Tranche Revolving Loan” means a Loan made by a US Tranche Lender with a US Tranche Revolving Loan Commitment pursuant to Section 2.01(a).
“US Tranche Revolving Percentage” means, with respect to any US Tranche Lender, the percentage of the total US Tranche Revolving Commitments represented by such Lender’s US Tranche Revolving Commitment. If the US Tranche Revolving Commitments have terminated or expired, the US Tranche Revolving Percentages shall be determined based upon the US Tranche Revolving Commitments most recently in effect, giving effect to any assignments, and, pursuant to the following, any Lender’s status as a Defaulting Lender at the time of determination. Notwithstanding the foregoing, in the case of Section 2.22 when a Defaulting Lender shall exist, “US Tranche Revolving Percentage” shall mean the percentage of the aggregate of the US Tranche Revolving Commitments (disregarding any Defaulting Lender’s US Tranche Revolving Commitment) represented by such Lender’s US Tranche Revolving Commitment.
“US Tranche Swingline Exposure” means, at any time, the aggregate principal amount of all US Tranche Swingline Loans outstanding at such time. The US Tranche Swingline Exposure of any US Tranche Lender at any time shall be its US Tranche Revolving Percentage of the total US Tranche Swingline Exposure at such time.
“US Tranche Swingline Lender” means JPMorgan Chase Bank, N.A., in its capacity as lender of US Tranche Swingline Loans hereunder.
“US Tranche Swingline Loan” means a Loan made by the US Tranche Swingline Lender to the Company pursuant to Section 2.04.
“Wholly-Owned Subsidiary” means, as to any Person, (a) any corporation 100% of whose Equity Interests (other than directors’ qualifying shares) is owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person, (b) any partnership, association, joint venture or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person has a 100% Equity Interest (other than directors’ qualifying shares) and (c) any corporation, partnership, association, business trust or limited liability entity (i) that is formed under the laws of a jurisdiction other than the United States of America, any State thereof, or the District of Columbia and (ii) with respect to which such Person and/or one or more Wholly-Owned Subsidiaries of such Person owns all of the economic benefit of a 100% equity interest, whether through an agent or otherwise; provided, that, if such Person is prohibited by law from owning 100% of such economic benefit, such Person owns all of such economic benefit that it may lawfully own and in any event not less than 98% of the total economic benefit of ownership of such entity.
“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “US Tranche Revolving Loan”) or by Type (e.g., a “Eurocurrency Loan”) or by Class and Type (e.g., a “Eurocurrency US Tranche Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “US Tranche Revolving Borrowing”) or by Type (e.g., a “Eurocurrency Borrowing”) or by Class and Type (e.g., a “Eurocurrency US Tranche Revolving Borrowing”).
SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders and decrees, of all Governmental Authorities. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule, or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
SECTION 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Company notifies the Administrative Agent that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Company that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith; provided, further, that if GAAP is amended or revised subsequent to the date hereof to cause operating leases to be treated as capitalized leases, then such change shall not be given effect hereunder, and those types of leases which were treated as operating leases as of the date hereof shall continue to be treated as operating leases and not capitalized leases. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Company or any Subsidiary at “fair value”, as defined therein.

SECTION 1.05. Foreign Currency Calculations. (a) For purposes of determining the Foreign Tranche Exposure, the Malaysian Tranche Exposure, the US Tranche Revolving Exposure, or any other amount as a result of foreign currency exchange rate fluctuation, the Administrative Agent or a Global Agent shall determine the Exchange Rate as of the applicable Exchange Rate Date with respect to Euro and each Alternative Currency in which any requested or outstanding Letter of Credit is denominated and shall apply such Exchange Rates to determine such amount (in each case after giving effect to any Borrowings to be made or repaid and any Letters of Credit to be issued, amended, renewed, extended or terminated, to the extent practicable on or prior to the applicable date for such calculation). The amount of any LC Disbursement made by an Issuing Bank in an Alternative Currency and not reimbursed by the Company shall be determined as set forth in paragraph (e) or (l) of Section 2.05, as applicable.
(b) For purposes of any determination under Section 6.01 or 6.02 or under paragraph (f), (g) or (k) of Article VII, all amounts incurred, outstanding or proposed to be incurred or outstanding in currencies other than US Dollars shall be translated into US Dollars at the currency exchange rates in effect on the date of such determination; provided that no Default or Event of Default shall arise as a result of any limitation set forth in US Dollars in Section 6.01 or 6.02 being exceeded solely as a result of changes in currency exchange rates from those rates applicable at the time or times Indebtedness or Liens were initially consummated in reliance on the exceptions under such Sections.
ARTICLE II
The Credits
SECTION 2.01. Commitments. (a) Subject to the terms and conditions set forth herein, each US Tranche Lender agrees to make US Tranche Revolving Loans to the Company from time to time during the Availability Period in US Dollars, in each case in an aggregate principal amount at any time outstanding that will not result in (i) such Lender’s US Tranche Revolving Exposure exceeding its US Tranche Revolving Commitment, or (ii) the aggregate amount of the Lenders’ US Tranche Revolving Exposures exceeding the aggregate amount of the US Tranche Revolving Commitments.

(b) Subject to the terms and conditions set forth herein, each Foreign Tranche Lender agrees to make Foreign Tranche Revolving Loans to (i) the Foreign Borrowers in Euro or another Alternative Currency and (ii) the Company in US Dollars from time to time during the Availability Period in an aggregate principal amount of Loans at any time outstanding that will not result in (i) such Lender’s Foreign Tranche Exposure exceeding its Foreign Tranche Commitment or (ii) the aggregate amount of the Lenders’ Foreign Tranche Exposures exceeding the aggregate amount of the Foreign Tranche Commitments. As at the date of this Agreement, each Foreign Tranche Lender represents and warrants for the benefit of the Borrowers, the Agents and the Lenders that it is a Qualified Foreign Tranche Lender.
(c) Subject to the terms and conditions set forth herein, each Malaysian Tranche Lender agrees to make Malaysian Tranche Revolving Loans to the Malaysian Borrower in an Alternative Currency from time to time during the Availability Period in an aggregate principal amount of Loans at any time outstanding that will not result in (i) such Lender’s Malaysian Tranche Exposure exceeding its Malaysian Tranche Commitment or (ii) the aggregate amount of the Lenders’ Malaysian Tranche Exposures exceeding the aggregate amount of the Malaysian Tranche Commitments.
(d) Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Loans.
SECTION 2.02. Loans and Borrowings. (a) Each US Tranche Revolving Loan shall be made as part of a Borrowing consisting of US Tranche Revolving Loans made by the US Tranche Lenders ratably in accordance with their respective US Tranche Revolving Commitments. Each Foreign Tranche Revolving Loan shall be made as part of a Borrowing consisting of Foreign Tranche Revolving Loans made by the Foreign Tranche Lenders ratably in accordance with their respective Foreign Tranche Commitments. Each Malaysian Tranche Revolving Loan shall be made as part of a Borrowing consisting of Malaysian Tranche Revolving Loans made by the Malaysian Tranche Lenders ratably in accordance with their respective Malaysian Tranche Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several, and no Lender shall be responsible for any other Lender’s failure to make Loans as required hereunder.
(b) Subject to Section 2.14,
(i) each US Tranche Revolving Borrowing shall be comprised entirely of Eurocurrency Loans or ABR Loans, in each case as the Company may request in accordance herewith;
(ii) each Foreign Tranche Revolving Borrowing and Malaysian Tranche Revolving Borrowing shall be comprised entirely of Eurocurrency Loans;
(iii) each US Tranche Swingline Loan shall bear interest by reference to the US Swingline Rate; and
(iv) each Foreign Tranche Swingline Loan shall bear interest by reference to the Foreign Tranche Swingline Rate.
Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan (and in the case of an Affiliate, the provisions of Sections 2.14, 2.15, 2.16, 2.17 and 2.18 shall apply to such Affiliate to the same extent as to such Lender); provided that any exercise of such option shall not affect the obligation of the applicable Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) Each Borrowing shall be in an aggregate amount that is at least equal to the Borrowing Minimum and an integral multiple of the Borrowing Multiple; provided that an ABR Borrowing to the Company in US Dollars under the US Tranche may be made in an aggregate amount that is equal to the aggregate available US Tranche Revolving Commitments, as the case may be, or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.04(e). Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of fifteen US Tranche Eurocurrency Revolving Borrowings outstanding, more than a total of ten Foreign Tranche Eurocurrency Revolving Borrowings outstanding, and more than five Malaysian Tranche Eurocurrency Revolving Borrowings outstanding.
(d) Notwithstanding any other provision of this Agreement, no Borrower shall be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.
SECTION 2.03. Requests for Revolving Borrowings.
(a) To request a Revolving Borrowing, the applicable Borrower, or the Company on behalf of the applicable Borrower, shall notify the Applicable Agent (and the Administrative Agent, if the Applicable Agent is not the Administrative Agent) of such request by telephone (or, with respect to the Administrative Agent, by e-mail in accordance with Section 11.01):
(i) in the case of a Eurocurrency Borrowing, not later than (A) other than for Borrowings under the Malaysian Tranche or Borrowings denominated in Australian Dollars, 2:00 p.m., Local Time, three Business Days before the date of the proposed Borrowing, (B) for Borrowings under the Malaysian Tranche, 10:00 a.m., Local Time, three Business Days before the date of the proposed Borrowing, and (C) for Borrowings denominated in Australian Dollars, 2:00 p.m., Local Time, four Business Days before the date of the proposed Borrowing; and
(ii) in the case of an ABR Borrowing in respect of a US Tranche Revolving Loan made in US Dollars to the Company, not later than 2:00 p.m., New York City time, one Business Day before the date of the proposed Borrowing.
Each telephonic or electronic Borrowing Request shall be irrevocable and shall be confirmed by 3:00 p.m. (Local Time) on the same Business Day by e-mail (if to the Administrative Agent), hand delivery or telecopy to the Applicable Agent of a written Borrowing Request in a form approved by the Applicable Agent and signed by the applicable Borrower, or by the Company on behalf of the applicable Borrower. Notwithstanding the foregoing or anything to the contrary set forth herein, all notices in respect of the Malaysian Tranche must be sent in writing, and such written notices shall not include e-mails. Each telephonic, electronic and written Borrowing Request shall specify the following information in compliance with Section 2.02:
1. The Borrower requesting such Borrowing (or on whose behalf the Company is requesting such Borrowing);
2. Whether the requested Borrowing is to be a US Tranche Revolving Borrowing, a Foreign Tranche Revolving Borrowing, or a Malaysian Tranche Revolving Borrowing;

3. The currency and aggregate principal amount of the requested Borrowing;
4. The date of the requested Borrowing, which shall be a Business Day;
5. The Type of the requested Borrowing;
6. In the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and
7. The location and number of the relevant Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06.
(b) If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be (i) in the case of a Borrowing under the US Tranche in US Dollars by the Company, an ABR Borrowing, and (ii) in the case of a Borrowing under the Foreign Tranche or the Malaysian Tranche, a Eurocurrency Borrowing. If no Interest Period is specified with respect to any requested Eurocurrency Borrowing, then the relevant Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Applicable Agent shall advise each Lender that will make a Loan as part of the requested Borrowing of the details thereof and of the amount of the Loan to be made by such Lender as part of the requested Borrowing. With respect to the Malaysian Tranche, the Applicable Agent shall advise the Lenders under such Tranche of such Borrowing Request by 12:00 noon Local Time two Business Days prior to the date of the requested Borrowing.
SECTION 2.04. Swingline Loans. (a) Subject to the terms and conditions set forth herein, the US Tranche Swingline Lender agrees to make US Tranche Swingline Loans in US Dollars to the Company from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding US Tranche Swingline Loans exceeding $30,000,000 or (ii) the total US Tranche Revolving Exposures exceeding the total US Tranche Revolving Commitments; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Subject to the terms and conditions set forth herein, the applicable Foreign Tranche Swingline Lender agrees to make Foreign Tranche Swingline Loans in Euro or another Alternative Currency to its corresponding Foreign Borrower and in US Dollars to the Company from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the US Dollar Equivalent of the aggregate principal amount of outstanding Foreign Tranche Swingline Loans exceeding the US Dollar Equivalent of $10,000,000 or (ii) the total Foreign Tranche Exposures exceeding the total Foreign Tranche Commitments; provided that no Foreign Tranche Swingline Lender shall be required to make a Foreign Tranche Swingline Loan to refinance an outstanding Foreign Tranche Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Swingline Loans.

(b) To request a Swingline Loan, the applicable Borrower shall notify the Applicable Agent of such request by telephone (or, with respect to the Administrative Agent, by e-mail in accordance with Section 11.01, and in any event as confirmed by telecopy), not later than (w) 2:00 p.m., New York city time on the day of a proposed Swingline Loan for a Swingline Loan administered by the Administrative Agent, (x) 10:00 a.m. Local Time four (4) Business Days before the date of the proposed Swingline Loan with respect to a Swingline Loan requested by the Australian Borrower and administered by a Global Agent, (y) 10:00 a.m. Local Time on the day of a proposed Swingline Loan with respect to a Swingline Loan requested by the Belgian Borrower and administered by a Global Agent, and (z) with respect to any other proposed Swingline Loan, at a time and on a date as agreed to by the applicable Borrower, the applicable Swingline Lender and the Applicable Agent. Each such notice shall be irrevocable, shall be deemed to certify that all conditions for a Borrowing set forth in this Agreement have been satisfied, and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan and the Tranche under which the requested Swingline Loan will be borrowed. The Applicable Agent will promptly advise the applicable Swingline Lender of any such notice received from such Borrower. The applicable Swingline Lender shall, subject to the terms and condition of this Agreement, make each Swingline Loan available to the applicable Borrower (which may vary based upon the Tranche under which such Swingline Loan is made) by depositing the same, in immediately available funds, to an account of such Borrower designated by such Borrower or the Company on behalf of such Borrower with the Administrative Agent or the applicable Global Agent, as applicable, or, solely with respect to those Swingline Loans administered by the Administrative Agent, by wire transfer to an account specified by such Borrower in the applicable borrowing request (or, in the case of a US Tranche Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e), by remittance to the applicable Issuing Bank) by 3:00 p.m., Local Time, on the requested date of such Swingline Loan.
(c) A Swingline Lender may by written notice given to the Applicable Agent not later than 1:00 p.m., Local Time, on any Business Day require the Lenders under a Tranche to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding under such Tranche. Such notice shall specify the aggregate amount of Swingline Loans in which such Lenders will participate. Promptly upon receipt of such notice, the Applicable Agent will give notice thereof to each applicable Lender, specifying in such notice such Lender’s Tranche Percentage of such Swingline Loan or Loans. Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Applicable Agent, for the account of the applicable Swingline Lender, such Lender’s Tranche Percentage of such Swingline Loan or Loans. Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Applicable Agent shall promptly pay to the applicable Swingline Lender the amounts so received by it from the Lenders. The Applicable Agent shall notify the applicable Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Applicable Agent and not to such Swingline Lender. Any amounts received by a Swingline Lender from the applicable Borrower (or other party on behalf of the applicable Borrower) in respect of a Swingline Loan after receipt by such Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Applicable Agent; any such amounts received by such Agent shall be promptly remitted by such Agent to the Lenders that shall have made their payments pursuant to this paragraph and to such Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to such Swingline Lender or to such Applicable Agent, as applicable, if and to the extent such payment is required to be refunded to the applicable Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the applicable Borrower of any default in the payment thereof.
SECTION 2.05. Letters of Credit.
(a) General; Existing Letters of Credit. Subject to the terms and conditions set forth herein, the Company under the US Tranche or the Foreign Tranche, or a Foreign Borrower under the Foreign Tranche, may request the issuance, for its own account and for the benefit of the Company, the applicable Foreign Borrower, or any Subsidiary of the Company, as applicable, of Letters of Credit denominated in US Dollars or in any Alternative Currency, in a form reasonably acceptable to the Administrative Agent, the applicable Global Agent and the Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Company to, or entered into by the Company or the applicable Foreign Borrower, as the case may be, with the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. Schedule 2.05 sets forth a list of existing letters of credit (the “Existing Letters of Credit”) issued by certain of the Lenders for the account of the Company or a Subsidiary thereof. On and after the Effective Date, the Existing Letters of Credit shall constitute Letters of Credit deemed to have been issued under this Agreement and the Lenders that have issued the Existing Letters of Credit shall constitute Issuing Banks hereunder.
(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Company or the applicable Foreign Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank, the Administrative Agent and, if applicable, the relevant Global Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the Tranche under which such Letter of Credit is to be issued or maintained, the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of

Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the currency in which such Letter of Credit is to be denominated (which shall be US Dollars or an Alternative Currency), the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, the Company or the applicable Foreign Borrower, as the case may be, also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit, the Company or the applicable Foreign Borrower, as the case may be, shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the US Tranche Revolving Exposure shall not exceed the total US Tranche Revolving Commitments, (ii) the Foreign Tranche Exposure shall not exceed the total Foreign Tranche Commitments, and (iii) the aggregate face amount of all outstanding Letters of Credit shall not exceed the US Dollar Equivalent of $75,000,000.
(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date.
(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders under the applicable Tranche, the Issuing Bank hereby grants to each such Lender, and each such Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Tranche Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Applicable Agent, for the account of the applicable Issuing Bank, such Lender’s Tranche Percentage of (i) each LC Disbursement made by the Issuing Bank in US Dollars and (ii) the US Dollar Equivalent, using the Exchange Rates in effect on the date such payment is required, of each LC Disbursement made by such Issuing Bank in an Alternative Currency, and in each case, not reimbursed by the Company or the applicable Foreign Borrower, as the case may be, on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Company or the applicable Foreign Borrower, as the case may be, for any reason (or, if such reimbursement payment was refunded in an Alternative Currency, the US Dollar Equivalent thereof using the Exchange Rates on the date of such refund). Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Company or the applicable Foreign Borrower, as the case may be, shall reimburse such LC Disbursement by paying to the Administrative Agent or the applicable Global Agent, as applicable, an amount equal to such LC Disbursement not later than 2:00 p.m., Local Time, on the next Business Day following the date that such LC Disbursement is made; provided that the Company or the applicable Foreign Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.04 that such payment be financed with (x) an ABR US Tranche Revolving Borrowing or US Tranche Swingline Loan if for the Company under the US Tranche, or (y) a Foreign Tranche Swingline Loan for the applicable Foreign Borrower if under the Foreign Tranche, in any case in an equivalent amount and, to the extent so financed, the Company’s or the applicable Foreign Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR US Tranche Revolving Borrowing, US Tranche Swingline Loan, or Foreign Tranche Swingline Loan, as the case may be. If the Company or the applicable Foreign Borrower, as the case may be, fails to make such payment when due, then (i) if such payment relates to an Alternative Currency Letter of Credit, automatically and with no further action required, the Company’s or the applicable Foreign Borrower’s (as the case may be) obligation to reimburse the applicable LC Disbursement shall be permanently converted into an obligation to reimburse the US Dollar Equivalent, calculated using the Exchange Rates on the date when such payment was due, of such LC Disbursement and (ii) in the case of each LC Disbursement, the Administrative Agent or the applicable Global Agent, as the case may be, shall notify each Lender under the applicable Tranche of the applicable LC Disbursement, the payment then due from the Company or the applicable Foreign Borrower, as the case may be, in respect thereof and such Lender’s Tranche Percentage thereof. Promptly following receipt of such notice, each such Lender shall pay to the Administrative Agent or the relevant Global Agent, as applicable, its Tranche Percentage of the payment then due from the Company or the applicable Foreign Borrower, as the case may be, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent or the relevant Global Agent, as applicable, shall promptly pay to the applicable Issuing Bank in US Dollars or US Dollar Equivalent, as applicable, the amounts so received by it from such Lenders. Promptly following receipt by the Administrative Agent or the relevant Global Agent, as applicable, of any payment from the Company or the applicable Foreign Borrower pursuant to this paragraph, the Administrative Agent or the relevant Global Agent, as applicable, shall distribute such payment to the Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR US Tranche Revolving Loans, US Tranche Swingline Loans or Foreign Tranche Swingline Loans, as contemplated above) shall not constitute a Loan and shall not relieve the Company or the applicable Foreign Borrower of its obligation to reimburse such LC Disbursement. If the Company’s or the applicable Foreign Borrower’s reimbursement of, or obligation to reimburse, any amounts in any Alternative Currency would subject the Administrative Agent, the relevant Global Agent, the applicable Issuing Bank or any Lender to any stamp duty, ad valorem charge or similar tax that would not be payable if such reimbursement were made or required to be made in US Dollars, the Company or the applicable Foreign Borrower shall, at its option and in compliance with all applicable exchange control restrictions, either (x) pay the amount of any such tax requested by the Administrative Agent, the relevant Global Agent, the relevant Issuing Bank or Lender or (y) reimburse each LC Disbursement made in such Alternative Currency in US Dollars, in an amount equal to the US Dollar Equivalent, calculated using the applicable Exchange Rate on the date such LC Disbursement is made, of such LC Disbursement.

(f) Obligations Absolute. Each of the Company’s and the applicable Foreign Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Company’s or the applicable Foreign Borrower’s obligations hereunder. Neither the Agents, the Lenders nor the Issuing Banks, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Company or the applicable Foreign Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Company and the applicable Foreign Borrower to the extent permitted by applicable law) suffered by the Company or the applicable Foreign Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
(g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent, the relevant Global Agent, the Company and the applicable Foreign Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Company of its obligation to reimburse the Issuing Bank and the applicable Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the Company or the applicable Foreign Borrower, as the case may be, shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Company or the applicable Foreign Borrower, as the case may be, reimburses such LC Disbursement, (i) if such LC Disbursement is made in US Dollars, and at all times following the conversion to US Dollars of an LC Disbursement made in an Alternative Currency pursuant to paragraph (e) above, at the rate per annum then applicable to ABR US Tranche Revolving Loans, and (ii) if such LC Disbursement is made in an Alternative Currency, at all times prior to its conversion to US Dollars pursuant to paragraph (e) above, at a rate equal to the rate reasonably determined by the applicable Issuing Bank to be the cost to such Issuing Bank of funding such LC Disbursement plus the Applicable Margin applicable to Eurocurrency Revolving Loans at such time; provided that, if the Company or the applicable Foreign Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(d) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.
(i) Replacement of an Issuing Bank. Any Issuing Bank may be replaced at any time by written agreement among the Company, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Company shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued by it thereafter and (ii) references herein to the “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.
(j) Cash Collateralization. If any Event of Default shall occur and be continuing under clauses (h), (i) or (j) under Article VII, or if any other Event of Default shall occur and be continuing and the Required Lenders make a demand under this Section, and the Company and the applicable Foreign Borrower receive notice (and such Foreign Borrower shall be deemed to receive any notice received by the Company) from the Administrative Agent or the Required Lenders demanding the deposit of cash collateral pursuant to this paragraph, the Company shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in US Dollars in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that (i) the portions of such amount attributable to undrawn Alternative Currency Letters of Credit or LC Disbursements in an Alternative Currency that the Company is not late in reimbursing shall be deposited in the applicable Alternative Currencies in the actual amounts of such undrawn Letters of Credit and LC Disbursements and (ii) the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Company described in clause (h), (i) or (j) under Article VII. For the purposes of this paragraph, the Alternative Currency LC Exposure shall be calculated using the Exchange Rates on the date notice demanding cash collateralization is delivered to the Company. The Company also shall deposit cash collateral pursuant to this paragraph as and to the extent required by Section 2.11(b). Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Company under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Company’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse any Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Company for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of the Required Lenders), be applied to satisfy other obligations of the Company under this Agreement. If the Company is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Company within three Business Days after all Events of Default have been cured or waived. To the extent the Company does not fulfill its obligations under this Section with respect to a Letter of Credit issued for the account of a Foreign Borrower, such Foreign Borrower shall satisfy such obligations in respect of such Letter of Credit.
(k) Issuing Bank Agreements. Unless otherwise requested by the Administrative Agent, each Issuing Bank shall report in writing to the Administrative Agent and the Global Agents (i) on the first Business Day of each week, the daily activity (set forth by day) in respect of Letters of Credit during the immediately preceding week, including all issuances, extensions, amendments and renewals, all expirations and cancellations and all disbursements and reimbursements, (ii) on or prior to each Business Day on which such Issuing Bank expects to issue, amend, renew or extend any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the aggregate face amount of the Letters of Credit to be issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension occurred (and whether the amount thereof changed), it being understood that such Issuing Bank shall not permit any issuance, renewal, extension or amendment resulting in an increase in the amount of any Letter of Credit to occur without first obtaining written confirmation from the Administrative Agent that it is then permitted under this Agreement, (iii) on each Business Day on which such Issuing Bank makes any LC Disbursement, the date of such LC Disbursement and the amount of such LC Disbursement, (iv) on any Business Day on which the Company or the applicable Foreign Borrower, as the case may be, fails to reimburse an LC Disbursement required to be reimbursed to such Issuing Bank on such day, the date of such failure and the amount and currency of such LC Disbursement and (v) on any other Business Day, such other information as the Administrative Agent shall reasonably request.

(l) Conversion. In the event that the Loans become immediately due and payable on any date pursuant to Article VII, all amounts (i) that the Company or the applicable Foreign Borrower is at the time or thereafter becomes required to reimburse or otherwise pay to the Administrative Agent or the relevant Global Agent, as applicable, in respect of LC Disbursements made under any Alternative Currency Letter of Credit (other than amounts in respect of which such Borrower has deposited cash collateral pursuant to paragraph (j) above, if such cash collateral was deposited in the applicable Alternative Currency to the extent so deposited or applied), (ii) that the Lenders are at the time or thereafter become required to pay to the Applicable Agent and the Applicable Agent is at the time or thereafter becomes required to distribute to the applicable Issuing Bank pursuant to paragraph (e) of this Section in respect of unreimbursed LC Disbursements made under any Alternative Currency Letter of Credit and (iii) of each Lender’s participation in any Alternative Currency Letter of Credit under which an LC Disbursement has been made shall, automatically and with no further action required, be converted into the US Dollar Equivalent, calculated using the Exchange Rates on such date (or in the case of any LC Disbursement made after such date, on the date such LC Disbursement is made), of such amounts. On and after such conversion, all amounts accruing and owed to the Administrative Agent, the Global Agents, the applicable Issuing Bank or any Lender in respect of the obligations described in this paragraph shall accrue and be payable in US Dollars.
SECTION 2.06. Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds in the applicable currency by 11:00 a.m., Local Time, to the account of the Applicable Agent most recently designated for such purpose for Loans of such Class and currency by notice to the applicable Lenders; provided that Swingline Loans shall be made as provided in Section 2.04. The Applicable Agent will make such Loans available to the relevant Borrower by promptly crediting the amounts so received, in like funds, to an account of such Borrower maintained by the Applicable Agent (i) in New York City, in the case of US Tranche Loans or Foreign Tranche Loans made to the Company, (ii) in Sydney, Australia, in the case of Foreign Tranche Loans made to the Australian Borrower, (iii) in Brussels, Belgium, in the case of Foreign Tranche Loans made to the Belgian Borrower, (iv) in Kuala Lumpur, Malaysia, in the case of the Malaysian Borrower, and (v) in such location(s) as may be agreed upon by the Administrative Agent and the Company with respect to any Foreign Borrower not identified in clause (i) through (iv) hereof, or (vi) or in any case, by wire transfer to an account specified by such Borrower in the applicable Borrowing Request that is not in contravention of this Agreement; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank.
(b) Unless the Applicable Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Applicable Agent such Lender’s share of such Borrowing, the Applicable Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the relevant Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Applicable Agent, then the applicable Lender and such Borrower severally agree to pay to the Applicable Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Applicable Agent, at (i) in the case of such Lender, the rate reasonably determined by the Applicable Agent to be the cost to it of funding such amount or (ii) in the case of such Borrower, the interest rate applicable to the subject Loan. If such Lender pays such amount to the Applicable Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.07. Interest Elections. (a) Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the relevant Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurocurrency Borrowing, may elect Interest Periods therefor, all as provided in this Section. A Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.
(b) To make an election pursuant to this Section, a Borrower, or the Company on its behalf, shall notify the Applicable Agent of such election by telephone (or, if to the Administrative Agent, by e-mail in accordance with Section 11.01) by the time that a Borrowing Request would be required under Section 2.03 if such Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic (or electronic) Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Applicable Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the relevant Borrower, or the Company on its behalf. Notwithstanding any contrary provision herein, (1) all notices in respect of the Malaysian Tranche shall be delivered in writing (other than e-mail), and no telephonic notices may be delivered in respect of such Tranche, and (2) this Section shall not be construed to permit any Borrower to (i) change the currency of any Borrowing, (ii) elect an Interest Period for Eurocurrency Loans that does not comply with Section 2.02(d) or (iii) convert any Borrowing to a Borrowing of a Type not available under the Class of Commitments pursuant to which such Borrowing was made.
(c) Each telephonic, electronic and written Interest Election Request shall specify the following information in compliance with Section 2.02:
(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
(iii) the Type of the resulting Borrowing; and
(iv) if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration.
(d) Promptly following receipt of an Interest Election Request, the Applicable Agent shall advise each Lender holding a Loan to which such request relates of the details thereof and of such Lender’s portion of each resulting Borrowing.
(e) If the relevant Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period, such Borrowing shall (i) in the case of a Eurocurrency Borrowing denominated in US Dollars and made to the Company under the US Tranche, be converted to an ABR Borrowing, and (ii) in the case of any other Eurocurrency Borrowing, be continued as a Eurocurrency Borrowing with an Interest Period of one month’s duration. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Company, then, so long as an Event of Default is continuing (i) no outstanding Borrowing borrowed by the Company may be converted to or continued at the end of the then current Interest Period as a Eurocurrency Borrowing and (ii) unless repaid, each Eurocurrency Borrowing shall (A) in the case of such a Borrowing by the Company in US Dollars under the US Tranche, be converted into an ABR Borrowing at the end of the Interest Period applicable thereto, and (B) in the case of any other Eurocurrency Borrowing, be continued as a Eurocurrency Borrowing with an Interest Period of one month’s duration.
SECTION 2.08. Termination and Reduction of Commitments. (a) Unless previously terminated, the US Tranche Revolving Commitments, the Foreign Tranche Commitments and the Malaysian Tranche Commitments shall terminate on the Maturity Date.
(b) The Company may at any time terminate, or from time to time reduce, the Revolving Commitments of the US Tranche, the Foreign Tranche or the Malaysian Tranche; provided that (i) each reduction of the Commitments of the applicable Tranche shall be in an amount that is an integral multiple of the Borrowing Multiple for a Eurocurrency Borrowing denominated in US Dollars and not less than the Borrowing Minimum for a Eurocurrency Borrowing denominated in US Dollars, (ii) the Company shall not terminate or reduce the US Tranche Revolving Commitments if, after giving effect to any concurrent prepayment of the US Tranche Revolving Loans in accordance with Section 2.11, the aggregate US Tranche Revolving Exposures would exceed the aggregate US Tranche Revolving Commitments, (iii) the Company shall not terminate or reduce the Foreign Tranche Commitments if, after giving effect to any concurrent prepayment of the Foreign Tranche Revolving Loans in accordance with Section 2.11, the aggregate Foreign Tranche Exposures would exceed the aggregate Foreign Tranche Commitments, and (iv) the Company shall not terminate or reduce the Malaysian Tranche Commitments if, after giving effect to any concurrent prepayment of the Malaysian Tranche Revolving Loans in accordance with Section 2.11, the aggregate Malaysian Tranche Exposures would exceed the aggregate Malaysian Tranche Commitments.

(c) The Company shall notify the Administrative Agent of any election to terminate or reduce the Commitments of any Class under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying the effective date of such election. Each notice delivered by the Company pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Company may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments of any Class shall be permanent. Each reduction of the Commitments of any Class shall be made ratably among the applicable Lenders in accordance with their respective Commitments of such Class.
SECTION 2.09. Increase in Commitments.
(a) At any time and from time to time prior to the Maturity Date, the Company may, by written notice to the Administrative Agent (which the Administrative Agent shall promptly furnish to each Lender in the applicable Tranche), request that one or more Persons (which may include the Lenders in the applicable Tranche, as provided below) offer to increase their Commitments under any Tranche (if they are Lenders) or to make additional Commitments under any Tranche (if they are not already Lenders) (such increased and/or additional Commitments being, in the case of any Tranche, a “Tranche Increase”) under this paragraph (a), it being understood that if such offer is to be made by a Person that is not already a Lender, the Administrative Agent shall have consented to such Person being a Lender hereunder to the extent such consent would be required pursuant to Section 11.04(b) in the event of an assignment to such Person (such consent not to be unreasonably withheld). The minimum aggregate amount of any Tranche Increase shall be $10,000,000 in the case of the US Tranche and $5,000,000 in the case of each of the Foreign Tranche and Malaysian Tranche. In no event shall the aggregate amount of all Tranche Increases pursuant to this paragraph (a) exceed $150,000,000. The Company may arrange for one or more banks or other financial institutions, which may include any Lender, to extend applicable Tranche Commitments or increase their existing applicable Tranche Commitments in an aggregate amount equal to the amount of the Tranche Increase. In the event that one or more of such Persons offer to increase or enter into such Commitments, and such Persons, the Company, any other applicable Borrower and the Administrative Agent agree as to the amount of such Commitments to be allocated to the respective Persons making such offers and the fees (if any) to be payable by the Company in connection therewith, the Company, any other applicable Borrower, such Persons, the Administrative Agent and any other Applicable Agent shall execute and deliver an appropriate amendment to this Agreement, which amendment shall specify, among other things, the procedures for reallocating any outstanding Revolving Credit Exposure under the Tranche that is subject to the Tranche Increase effected by such amendment. Notwithstanding anything to the contrary set forth herein, the Agents shall have at least 15 Business Days, but no more than 20 Business Days, prior to the proposed effective date for such an increase to obtain administrative details from Lenders increasing their Commitments or Persons becoming new Lenders hereunder and to otherwise administer such increase, including processing Borrowing Requests and determining whether breakage amounts, if any, will be required to be paid by the Borrowers. No such increase shall be effective until such administration period has expired.

(b) Notwithstanding the foregoing, no increase in the Commitments (or in the Commitment of any Lender) or addition of a new Lender shall become effective under this Section if any Default or Event of Default has occurred and is continuing prior to the effectiveness of any such increase or would arise after giving effect thereto.
SECTION 2.10. Repayment of Loans; Evidence of Debt.
(a) (i) Each Borrower hereby unconditionally promises to pay to the Applicable Agent for the accounts of the applicable Lenders the then unpaid principal amount of each Borrowing of such Borrower no later than the Maturity Date; and (ii) the Company hereby unconditionally promises to pay to each Swingline Lender the then unpaid principal amount of each Swingline Loan made by such Swingline Lender on the earlier of the Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least five Business Days after such Swingline Loan is made, provided that on each date that a Revolving Borrowing is made under a Tranche, the applicable Borrower shall repay all Swingline Loans then outstanding under such Tranche; provided, further, that so long as the conditions for a Borrowing have been satisfied, a Borrower may use Revolving Borrowing proceeds to repay a Swingline Loan. Each Borrower agrees to repay the principal amount of each Loan made to such Borrower and the accrued interest thereon in the currency of such Loan.
(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class, Type and currency thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) the amount of any sum received by any Agent hereunder for the accounts of the Lenders and each Lender’s share thereof.
(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of any Borrower to repay the Loans in accordance with the terms of this Agreement.
(e) Any Lender may request that Loans of any Class made by it to any Borrower be evidenced by a promissory note. In such event, the relevant Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 11.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.11. Prepayment of Loans.
(a) Any Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (d) of this Section, in a minimum amount equal to (i) $1,000,000 or any integral multiple of $500,000 (or the US Dollar equivalents thereof) in excess thereof in the case of any Borrowing denominated in US Dollars or an Alternative Currency other than Euro, or (ii) €1,000,000 or any integral multiple of €500,000 in excess thereof in the case of any Borrowing denominated in Euro.
(b) In the event and on such occasion that (i) the sum of the US Tranche Revolving Exposures exceeds the total US Tranche Revolving Commitments, (ii) the sum of the Foreign Tranche Exposures exceeds the total Foreign Tranche Commitments, or (iii) the sum of the Malaysian Tranche Exposures exceeds the total Malaysian Tranche Commitments, the Borrowers under the applicable Tranche shall prepay Revolving Borrowings or Swingline Borrowings (or, if no such Borrowings are outstanding in such Tranche, deposit cash collateral in an account with the Administrative Agent pursuant to Section 2.05(j), in the case of the US Tranche, or deposit cash collateral in an account with the applicable Global Agent), in an aggregate amount equal to such excess; provided that if such excess arises solely as a result of currency rate fluctuations and such excess under any Tranche is not greater than 5% of the total Commitments under such Tranche, such prepayment or deposit, as the case may be, shall not be required.
(c) Prior to any optional or mandatory prepayment of Borrowings hereunder, the applicable Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to paragraph (d) of this Section.
(d) The applicable Borrower, or the Company on behalf of the applicable Borrower, shall notify the Applicable Agent (and, in the case of prepayment of a Swingline Loan, the applicable Swingline Lender) by telephone (or by e-mail in accordance with Section 11.01 with respect to the Administrative Agent, and in any event as confirmed by telecopy) of any prepayment of a Borrowing hereunder (i) in the case of a Eurocurrency Borrowing, not later than 2:00 p.m., Local Time, three Business Days before the date of such prepayment, and (ii) in the case of an ABR Borrowing or a Swingline Loan, not later than 2:00 p.m., Local Time, on the date of such prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of optional prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.08(c), then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.08(c). Promptly following receipt of any such notice, the Applicable Agent shall advise the applicable Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by (i) accrued interest to the extent required by Section 2.13 and (ii) break funding payments pursuant to Section 2.16.

SECTION 2.12. Fees.
(a) The Company agrees to pay to the Administrative Agent for the account of each US Tranche Lender a facility fee, which shall accrue at the Applicable Rate on the daily amount of the US Tranche Revolving Commitment of such US Tranche Lender (whether used or unused) during the period from and including the Effective Date to but excluding the date on which such US Tranche Revolving Commitment terminates; provided that, if such US Tranche Lender continues to have any US Tranche Revolving Exposure after its US Tranche Revolving Commitment terminates, then such facility fee shall continue to accrue on the daily amount of such US Tranche Lender’s US Tranche Revolving Exposure from and including the date on which its US Tranche Revolving Commitment terminates to but excluding the date on which such Lender ceases to have any US Tranche Revolving Exposure. The Foreign Borrowers jointly and severally agree to pay to the applicable Global Agent for the account of each Foreign Tranche Lender a facility fee, which shall accrue at the Applicable Rate on the daily amount of the Foreign Tranche Commitment of such Foreign Tranche Lender (whether used or unused) during the period from and including the Effective Date to but excluding the date on which such Foreign Tranche Commitment terminates; provided that, if such Foreign Tranche Lender continues to have any Foreign Tranche Exposure after its Foreign Tranche Commitment terminates, then such facility fee shall continue to accrue on the daily amount of such Foreign Tranche Lender’s Foreign Tranche Exposure to but excluding the date on which such Foreign Tranche Lender ceases to have any Foreign Tranche Exposure; provided, further, that (x) to the extent the Company has received Borrowings under the Foreign Tranche, the Company shall pay that portion of the facility fee under the Foreign Tranche that ratably corresponds with its Borrowings thereunder, with the Foreign Borrowers paying the remainder thereof and (y) as to the Foreign Tranche, the facility fees shall be allocated pro rata among the Company and the Foreign Borrowers at the end of the Availability Period. The Malaysian Borrower agrees to pay to the applicable Global Agent for the account of each Malaysian Tranche Lender a facility fee, which shall accrue at the Applicable Rate on the daily amount of the Malaysian Tranche Commitment of such Malaysian Tranche Lender (whether used or unused) during the period from and including the Effective Date to but excluding the date on which such Malaysian Tranche Commitment terminates; provided that, if such Malaysian Tranche Lender continues to have any Malaysian Tranche Exposure after its Malaysian Tranche Commitment terminates, then such facility fee shall continue to accrue on the daily amount of such Malaysian Tranche Lender’s Malaysian Tranche Exposure to but excluding the date on which such Malaysian Tranche Lender ceases to have any Malaysian Tranche Exposure. Accrued facility fees shall be payable in arrears on the last day of February, May, August and November of each year and on the date on which the applicable Commitments terminate, commencing on the first such date to occur after the date hereof; provided that any facility fees accruing after the date on which the applicable Commitments terminate shall be payable on demand. All facility fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). Any payment required to be made pursuant to this paragraph (a) by the Company to a Global Agent shall be made to the Administrative Agent, as a sub-agent for such Global Agent, as applicable, in

New York, New York for the account of the applicable Lenders. Any payment required to be made pursuant to this paragraph (a) by the Malaysian Borrower to a Global Agent shall be made to the Applicable Agent in Kuala Lumpur, Malaysia for the account of the applicable Lenders. For purposes of computing the average daily amount of any LC Exposure for any period under this Section 2.12(a), the average daily amount of the Alternative Currency LC Exposure for such period shall be calculated by multiplying (i) the average daily balance of each Alternative Currency Letter of Credit (expressed in the currency in which such Alternative Currency Letter of Credit is denominated) by (ii) the Exchange Rate for each such Alternative Currency in effect on the last Business Day of such period or by such other reasonable method that the Administrative Agent deems appropriate. The Company shall pay any facility fee described hereunder that is not paid by any other Borrower when due.
(b) The Company agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurocurrency Revolving Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to each Issuing Bank a fronting fee equal to 0.125% times the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) with respect to Letters of Credit issued by such Issuing Bank, during the period from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, as well as each Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of February, May, August, and November of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to any Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing the average daily amount of any LC Exposure for any period under this Section 2.12(b), the average daily amount of the Alternative Currency LC Exposure for such period shall be calculated as set forth in paragraph (a) above.
(c) The Company agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Company and the Administrative Agent. The Company and the Borrowers jointly and severally agree to pay to the Global Agents, for their own account, fees payable in the amounts and at the times separately agreed upon between the Company and the Global Agents.
(d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Applicable Agent (or to the applicable Issuing Bank, in the case of fees payable to it) for distribution, in the case of facility fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

SECTION 2.13. Interest. (a) The Loans comprising each ABR Borrowing (other than each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Rate for ABR Loans. US Tranche Swingline Loans shall bear interest at a rate per annum equal to the US Swingline Rate plus the Applicable Rate for ABR Loans. Foreign Tranche Swingline Loans shall bear interest at a rate per annum equal to the Foreign Tranche Swingline Rate plus the Applicable Rate for Eurocurrency Revolving Loans plus the Mandatory Cost.
(b) The Loans comprising each Eurocurrency Borrowing by the Company under the US Tranche shall bear interest at the Applicable Interbank Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate. The Loans comprising each Eurocurrency Borrowing by the Company or a Foreign Borrower under the Foreign Tranche, shall bear interest at the Applicable Interbank Rate for the Interest Period then in effect for such Borrowing plus the Applicable Rate plus the Mandatory Cost. The Loans comprising each Eurocurrency Borrowing by the Malaysian Borrower under the Malaysian Tranche shall bear interest at the Applicable Interbank Rate for the Interest Period then in effect for such Borrowing plus the Applicable Rate plus the Mandatory Cost.
(c) Notwithstanding the foregoing, during the continuance of an Event of Default the Required Lenders may, at their option, by notice to the Company (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 11.02(b) requiring unanimous consent of the Lenders to changes in interest rates), declare that (i) each Borrowing shall bear interest at the rate otherwise applicable thereto plus 2% per annum, (ii) the Letter of Credit participation fee provided for in Section 2.12(b) shall be increased by 2% per annum, and (iii) all other then outstanding Obligations which are then due and owing (such as fees and expenses) bear interest at 2% per annum; provided that, during the continuance of an Event of Default described in clause (h) or (i) of Article VII, the interest rates set forth in clause (i) above, the increase in the Letter of Credit participation fee set forth in clause (ii) above, and the accrual of interest described in clause (iii) above shall be applicable to all Borrowings, Letters of Credit and other amounts without any election or action on the part of any Agent or any Lender.
(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the applicable Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Revolving Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
(e) Subject to Section 2.13(f), all interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate and the Applicable Interbank Rate shall be determined by the Applicable Agent, and such determination shall be conclusive absent manifest error.

(f) The principle of deemed reinvestment of interest shall not apply to any interest calculation under this Agreement. The rates of interest stipulated in this Agreement are intended to be nominal rates and not effective rates or yields.
(g) Notwithstanding any other provision of this Agreement, if and to the extent that the laws of any jurisdiction in which a Borrower is organized or from which Loans are made are applicable to interest payable under this Agreement, no interest on the credit advanced will be payable in excess of that permitted by such laws.
SECTION 2.14. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurocurrency Borrowing in any currency:
(a) the Applicable Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Applicable Interbank Rate for such Interest Period; or
(b) the Applicable Agent is advised by a majority in interest of the Lenders that would participate in such Borrowing that the Applicable Interbank Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;
then the Applicable Agent shall give notice thereof to the applicable Borrower and the applicable Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Applicable Agent notifies the applicable Borrower and the applicable Lenders that the circumstances giving rise to such notice no longer exist (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Borrowing in such currency shall be ineffective, and such Borrowing shall be converted to or continued on the last day of the Interest Period applicable thereto (A) if such Borrowing is a Eurocurrency Borrowing by the Company under the US Tranche, as an ABR Borrowing, or (B) if such Borrowing is a Eurocurrency Borrowing by the Company or a Foreign Borrower under the Foreign Tranche, or a Eurocurrency Borrowing by the Malaysian Borrower under the Malaysian Tranche, as a Borrowing bearing interest at such rate as the applicable Global Agent shall determine, after consultation with the Lenders, adequately reflects the costs to the applicable Lenders of making or maintaining their Loans, and (ii) if any Borrowing Request requests a Eurocurrency Borrowing in such currency, unless the applicable Borrower notifies the Applicable Agent in writing prior to the date on which such Borrowing is requested to be made that it wishes to revoke such Borrowing Request, (A) if such Borrowing is a Eurocurrency Borrowing by the Company under the US Tranche, such Borrowing shall be made as an ABR Borrowing, (B) if such Borrowing is a Eurocurrency Borrowing by the Company or a Foreign Borrower under the Foreign Tranche, such Borrowing shall be made as a Borrowing bearing interest at such rate as the applicable Global Agent shall determine adequately reflects the costs to the applicable Lenders of making or maintaining their Loans, plus the Applicable Rate for Eurocurrency Loans plus the Mandatory Cost, and (C) if such Borrowing is a Eurocurrency Borrowing by the Malaysian Borrower under the Malaysian Tranche, such Borrowing shall be made as a Borrowing bearing interest at such rate as the applicable Global Agent shall determine adequately reflects the costs to the applicable Lenders of making or maintaining their Loans, plus the Applicable Rate for Eurocurrency Loans plus the Mandatory Cost.

SECTION 2.15. Increased Costs. (a) If any Change in Law shall:
(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Applicable Interbank Rate) or Issuing Bank;
(ii) impose on any Lender or Issuing Bank or the Applicable Interbank Markets any other condition affecting this Agreement or Eurocurrency Loans made by such Lender or any Letter of Credit or participation therein; or
(iii) subject any Agent, any Lender or any Issuing Bank to any Taxes (other than (A) Indemnified Taxes and Other Taxes or (B) Excluded Taxes) on its loans, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder (whether of principal, interest or otherwise), then the applicable Borrower will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.
(b) If any Lender or Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy), then from time to time the applicable Borrower will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction suffered.
(c) A certificate of a Lender or Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Company and shall be conclusive absent manifest error. The Company shall pay or cause the other Borrowers to pay such Lender or Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that the Company and the other Borrowers shall not be required to compensate a Lender or Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or Issuing Bank, as the case may be, notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.
SECTION 2.16. Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan to a Loan of a different Type or Interest Period other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(d) and is revoked in accordance therewith), or (d) the assignment or deemed assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Company pursuant to Section 2.20 or the CAM Exchange, then, in any such event, the applicable Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurocurrency Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Applicable Interbank Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate such Lender would bid were it to bid, at the commencement of such period, for deposits in the applicable currency of a comparable amount and period from other banks in the Applicable Interbank Market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section, and setting forth in reasonable detail the calculations used by such Lender to determine such amount or amounts, shall be delivered to the applicable Borrower and shall be conclusive absent manifest error. The applicable Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.17. Taxes.
(a) Any and all payments by or on account of any obligation of each Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if any Borrower shall be required to deduct or withhold any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions or withholdings (including deductions or withholdings applicable to additional sums payable under this Section) the Applicable Agent or the applicable Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) such Borrower shall make such deductions or withholdings and (iii) such Borrower shall pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law.
(b) In addition, each Borrower shall pay any Other Taxes related to such Borrower to the relevant Governmental Authority in accordance with applicable law.
(c) The relevant Borrower shall indemnify each Agent, each Lender and each Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by such Agent, such Lender or such Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of such Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest (except as such penalties and interest are attributable to the gross negligence or willful delay of any Agent, Lender or Issuing Bank) and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Company by a Lender or Issuing Bank, or by an Agent on its own behalf or on behalf of a Lender or Issuing Bank, shall be conclusive absent manifest error.
(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Borrower to a Governmental Authority, such Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which a Borrower under a Tranche in which such Lender participates is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to such Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law and reasonably requested by such Borrower, any such properly completed and executed documentation prescribed by applicable law and reasonably requested by such Borrower as may permit such payments to be made without withholding or at a reduced rate of withholding tax.
(f) Each Lender, on the date it becomes a Lender hereunder, will designate lending offices for the Loans to be made by it (a “Facility Office”) such that, on such date, it (directly or through any Borrower) will not be liable for (i) in the case of a US Tranche Lender, any withholding tax that is imposed by the United States of America (or any political subdivision thereof) on payments by the Company from an office within such jurisdiction, (ii) in the case of a Foreign Tranche Lender, any withholding tax that is imposed by the United States of America, Australia, Belgium or such other jurisdiction in which a Foreign Borrower is organized and receives extensions of credit (or any political subdivision thereof) on payments by the Company or the applicable Foreign Borrower from an office within such jurisdiction, or (iii) in the case of a Malaysian Tranche Lender, any withholding tax that is imposed by Malaysia (or any political subdivision thereof) on payments by the Malaysian Borrower from an office within such jurisdiction. If any Lender does not comply with this Section 2.17(e) or (f), the relevant Borrower shall have no obligation to indemnify such Lender, or any relevant Agent or Issuing Bank for the account of such Lender, under this Section 2.17, provided, however, (x) that such Borrower shall not be relieved of the foregoing indemnity obligation if the Company or the applicable Borrower shall fail to comply with the requirements of Section 2.21(a)(ii) and (y) that such Borrower shall not be relieved of the foregoing indemnity obligation if a liability under this Section results solely from the occurrence of the CAM Exchange.
(g) In cases in which a Borrower makes a payment under this Agreement to a U.S. person with knowledge that such U.S. person is acting as an agent for a foreign person, such Borrower will not treat such payment as being made to a U.S. person for purposes of Treas. Reg. § 1.1441-1(b)(2)(ii) (or a successor provision) without the express written consent of such U.S. person.
(h) If the Administrative Agent or a Lender receives a refund of any Taxes or Other Taxes as to which it has been indemnified by a Borrower or with respect to which a Borrower has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to such Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section 2.17 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund, and only to the extent that the amount of such refund is both reasonably identifiable and quantifiable by such Lender without imposing on such Lender an unacceptable administrative burden); provided, that such Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to any Borrower or any other Person.
(i) Each Lender shall severally indemnify the Applicable Agent for any Taxes (but, in the case of any Indemnified Taxes, only to the extent that any Loan Party has not already indemnified the Applicable Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so) attributable to such Lender that are paid or payable by the Applicable Agent in connection with any Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 2.17(i) shall be paid within 10 days after the Applicable Agent delivers to the applicable Lender a certificate stating the amount of Taxes so paid or payable by the Applicable Agent. Such certificate shall be conclusive of the amount so paid or payable absent manifest error.
SECTION 2.18. Intentionally Omitted.

SECTION 2.19. Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) Each Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16, 2.17 or 2.18, or otherwise) prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 12:00 noon, Local Time), on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Applicable Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Applicable Agent to the applicable account specified in Schedule 2.19 or, in any such case, to such other account as the Applicable Agent shall from time to time specify in a notice delivered to the Company, except payments to be made directly to an Issuing Bank or a Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17, 2.18 and 11.03 shall be made directly to the Persons entitled thereto and payments pursuant to the other Loan Documents shall be made to the Persons specified therein. The Applicable Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder or under any other Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under any Loan Document of principal or interest in respect of any Loan or LC Disbursement shall be made in the currency of such Loan or LC Disbursement, and all other payments hereunder or under any other Loan Document shall in the case of a payment by the Malaysian Borrower be made in Ringgit Malaysia, and in any other case, be made in US Dollars, except as otherwise expressly provided. Any payment required to be made by an Agent hereunder shall be deemed to have been made by the time required if such Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by such Agent to make such payment. Any payment required to be made by a Borrower hereunder shall be deemed to have been made by the time required if such Borrower shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by such Borrower to make such payment.
(b) If at any time insufficient funds are received by and available to the Applicable Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans, participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans, participations in LC Disbursements and Swingline Loans, as the case may be, and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans, participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans, and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans, participations in LC Disbursements and Swingline Loans to any assignee or participant, other than to the Company or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.
(d) Unless the Applicable Agent shall have received notice from the relevant Borrower prior to the date on which any payment is due for the account of all or certain of the Lenders or Issuing Banks hereunder that such Borrower will not make such payment, the Applicable Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Lenders or Issuing Banks, as the case may be, the amount due. In such event, if such Borrower has not in fact made such payment, then each of the applicable Lenders or Issuing Banks, as the case may be, severally agrees to repay to the Applicable Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Applicable Agent, at a rate determined by the Applicable Agent in accordance with banking industry practices on interbank compensation.
(e) If any Lender shall fail to make any payment required to be made by it to any Agent pursuant to this Agreement, then the Agents may, in their discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by them for the account of such Lender to satisfy such Lender’s obligations to the Agents until all such unsatisfied obligations are fully paid.
SECTION 2.20. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.15, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Company hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.15, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender becomes a Defaulting Lender, or if any Lender refuses to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement or any other Loan Document requiring the consent of the Required Lenders or all Lenders (or all affected Lenders) pursuant to Section 11.02, and the same has been approved by such Lenders, as applicable (or would have been approved by such Lenders with the disapproving Lender’s consent), then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 11.04), all its interests, rights and obligations under the Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Company shall have received the prior written consent of the Administrative Agent (and if a US Tranche Revolving Commitment or a Foreign Tranche Commitment is being assigned, each Issuing Bank), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.
SECTION 2.21. Designation of Subsidiary Borrowers. (a) The Company may at any time and from time to time designate any Foreign Subsidiary (other than one organized under the laws of Malaysia or a political subdivision thereof) as a Foreign Borrower with the ability to request credit under the Foreign Tranche upon satisfaction of the following conditions:
(i) The Administrative Agent shall have received a Borrowing Subsidiary Agreement executed by such Subsidiary and the Company.
(ii) The Administrative Agent shall have received evidence satisfactory to the Administrative Agent that (A) no withholding tax shall apply to any sum payable by such Subsidiary to any Lender under the Loan Documents, (B) gross-up obligations contained in the Loan Documents protect the Administrative Agent and the Lenders from any economic effect of such withholding obligations, and (C) the laws and regulations of the jurisdictions in which such Subsidiary is organized and is located permit extensions of credit and other financial accommodations from the United States of America into such jurisdictions.

(iii) The Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the U.S.A. Patriot Act and (if applicable) the Money Laundering Regulations 2003 of the United Kingdom (as amended) in respect of such Subsidiary, including, without limitation, an update of Schedule 3.01.
(iv) The Collateral Agent shall have received a pledge of certain of the Equity Interests of such Foreign Subsidiary (as contemplated by the Foreign Subsidiary Pledge Agreement) if such Foreign Subsidiary is directly owned by the Company or a Subsidiary Guarantor.
(v) The Administrative Agent shall have received organizational documents, authorizing resolutions, officers’ certificates, legal opinions and such other instruments, documents and agreements in respect of such Subsidiary as the Administrative Agent may reasonably request.
(b) Upon satisfaction of the conditions set forth in paragraph (a) of this Section 2.21, such Subsidiary shall for all purposes of this Agreement be a Borrower with the ability to request credit under the Foreign Tranche, and a party to this Agreement until the Company shall have executed and delivered to the Administrative Agent a Borrowing Subsidiary Termination with respect to such Subsidiary, whereupon such Subsidiary shall cease to be a Borrower, and a party to this Agreement. Notwithstanding the preceding sentence, (x) no particular Subsidiary may be added and terminated under this Section 2.21 more than twice during the term of this Agreement and (y) no Borrowing Subsidiary Termination will become effective as to any Borrower at a time when any principal of or interest on any Loan to such Borrower, shall be outstanding hereunder, provided that such Borrowing Subsidiary Termination shall be effective to terminate the right of such Foreign Borrower, to make further Borrowings under this Agreement. As soon as practicable upon receipt of a Borrowing Subsidiary Agreement, the Administrative Agent shall furnish a copy thereof to each Lender.
(c) The Borrowers acknowledge and agree that the addition of certain Foreign Subsidiaries as Foreign Borrowers under the Foreign Tranche may require Lenders with Foreign Tranche Commitments to possess EU Lending Passports. If each such Lender does not possess an EU Lending Passport and otherwise is unable to extend credit under the Foreign Tranche to the proposed Foreign Borrower without withholding tax or regulatory issues (as determined by each such Lender in its reasonable discretion), then such Foreign Subsidiary shall not be added as a Foreign Borrower hereto.
SECTION 2.22. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
(a) fees shall cease to accrue on the unfunded Commitment of such Defaulting Lender pursuant to Section 2.12(a);

(b) the Commitment and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 11.02); provided, that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender affected thereby;
(c) if any Swingline Exposure or LC Exposure exists at the time such Lender becomes a Defaulting Lender then:
(i) so long as no Event of Default is then outstanding, all or any part of the Swingline Exposure and LC Exposure of such Defaulting Lender under the Tranches to which such Defaulting Lender is subject shall be reallocated among the non-Defaulting Lenders under the applicable Tranche in accordance with their respective Tranche Percentages, but only to the extent the sum of all non-Defaulting Lenders’ Revolving Credit Exposures under such Tranche plus such Defaulting Lender’s Swingline Exposure and LC Exposure under such Tranche does not exceed the total of all non-Defaulting Lenders’ Commitments under such Tranche;
(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Company shall, or shall cause the applicable Borrowers, within one (1) Business Day following notice by the Administrative Agent (x) first, prepay such Swingline Exposure under the applicable Tranche and (y) second, cash collateralize for the benefit of the Issuing Bank only the Company’s or the applicable Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure under the applicable Tranche (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.05(j) for so long as such LC Exposure under the applicable Tranche is outstanding;
(iii) if the Company cash collateralizes any portion of such Defaulting Lender’s LC Exposure under the applicable Tranche pursuant to clause (ii) above, the Company and the Borrowers under such Tranche shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure under such Tranche during the period such Defaulting Lender’s LC Exposure under such Tranche is cash collateralized and such Lender remains a Defaulting Lender;
(iv) if the LC Exposure under the applicable Tranche of the non-Defaulting Lenders under such Tranche is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.12(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Tranche Percentages under such Tranche; and
(v) if all or any portion of such Defaulting Lender’s LC Exposure under the applicable Tranche is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Bank or any other Lender hereunder, all facility fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Commitment under such Tranche that was utilized by such LC Exposure under such Tranche) and letter of credit fees payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure under such Tranche shall be payable to the Issuing Bank until and to the extent that such LC Exposure under such Tranche is reallocated and/or cash collateralized; and

(d) so long as such Lender is a Defaulting Lender, the Swingline Lender(s) under the applicable Tranche shall not be required to fund any Swingline Loan thereunder, and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit under such Tranche, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure under such Tranche will be 100% covered by the Commitments of the non-Defaulting Lenders under such Tranche and/or cash collateral will be provided by the Company in accordance with Section 2.22(c), and participating interests in any such newly made Swingline Loan or any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders under such Tranche in a manner consistent with Section 2.22(c)(i) (and such Defaulting Lender shall not participate therein).
If (i) a Bankruptcy Event with respect to a Parent of any Lender shall occur following the date hereof and for so long as such event shall continue or (ii) the Swingline Lender(s) or the Issuing Bank under the applicable Tranche has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the applicable Swingline Lender shall not be required to fund any Swingline Loan under such Tranche and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit under such Tranche, unless such Swingline Lender or the Issuing Bank, as the case may be, shall have entered into arrangements with the Company or such Lender, satisfactory to such Swingline Lender or the Issuing Bank, as the case may be, to defease any risk to it in respect of such Lender hereunder.
In the event that the Administrative Agent, the Company, the applicable Swingline Lender and the Issuing Bank each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the Lenders under the applicable Tranche shall be readjusted to reflect the inclusion of such Lender’s Commitment under such Tranche and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) under such Tranche as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Tranche Percentage and such Lender shall no longer constitute a Defaulting Lender.
ARTICLE III
Representations and Warranties
Each Borrower represents and warrants to the Lenders that:
SECTION 3.01. Organization; Powers. Each of the Company and its Subsidiaries is duly organized, validly existing and in good standing (to the extent that such concept is applicable in the relevant jurisdiction) under the laws of the jurisdiction of its organization or incorporation, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing (to the extent such concept is applicable) in, every jurisdiction where such qualification is required. The information for each of the Borrowers set forth in Schedule 3.01 is true, accurate and complete as of the Effective Date.

SECTION 3.02. Authorization; Enforceability. The Transactions are within each Borrower’s corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder or shareholder action. This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law. Each Borrowing Subsidiary Agreement has been duly executed and delivered by the Borrower party thereto and constitutes a legal, valid and binding obligation of such Borrower, enforceable against such Borrower in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law. The Subsidiary Guarantee Agreement has been duly executed and delivered by each Subsidiary Guarantor and constitutes a legal, valid and binding obligation of such Subsidiary Guarantor, enforceable against such Subsidiary Guarantor in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
SECTION 3.03. Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any material applicable law or regulation applicable to the Company or its Subsidiaries, and will not violate the charter, by-laws or other organizational or constitutional documents of the Company or any of its Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under any material indenture, agreement or other instrument binding upon the Company or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any Material Indebtedness to be paid by the Company or any of its Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries (other than the Lien created by the Foreign Subsidiary Pledge Agreement). In the case of the Malaysian Borrower, it is not aware of any fact which would cause any Malaysian Tranche Lender to be in contravention of Section 62(1) of the Banking & Financial Institutions Act, 1989 of Malaysia or any similar limit or restriction as notified to the Malaysian Borrower that may be imposed upon the Malaysian Tranche Lenders from time to time by Bank Negara Malaysia or other Governmental Authority having jurisdiction over the Malaysian Tranche Lenders.

SECTION 3.04. Financial Condition; No Material Adverse Change. (a) The Company has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows as of and for the fiscal year ended August 31, 2010, reported on by PricewaterhouseCoopers LLP, independent public accountants. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Company and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP.
(b) Since August 31, 2010, there has been no material adverse change in the business, assets or financial condition of the Company and its Subsidiaries, taken as a whole.
SECTION 3.05. Properties; Insurance. (a) Each of the Company and its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.
(b) Each of the Company and its Subsidiaries owns, is licensed, or otherwise has in its possession and uses all trademarks, tradenames, copyrights, patents and other intellectual property necessary to conduct its business as presently conducted. The Company and its Subsidiaries have not received any written notice that their respective use of any of the foregoing infringes in any material respect upon the intellectual property rights of any other Person.
(c) Each of the Company and its Subsidiaries maintains, with financially sound insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations; provided, that each of the Company and its Subsidiaries may self-insure to the same extent as other companies engaged in similar businesses and owning similar properties in the same general areas in which the Company or each such Subsidiary, as applicable, operates.
SECTION 3.06. Litigation, Environmental and Labor Matters. (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve this Agreement or the Transactions.
(b) Except with respect to any matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, neither the Company nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has received written, or to the knowledge of the Company or any such Subsidiary, other notice that it is subject to any Environmental Liability, or (iii) has received written, or to the knowledge of the Company or any such Subsidiary, other notice of any claim with respect to any Environmental Liability.
(c) There are no labor controversies pending against or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries which would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

SECTION 3.07. Compliance with Laws and Agreements. Each of the Company and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.
SECTION 3.08. Investment Company Status. Neither the Company nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.
SECTION 3.09. Taxes. Each of the Company and its Subsidiaries has timely filed or caused to be filed all income and other material Tax returns and reports required to have been filed and has paid or caused to be paid all income and other material Taxes shown on such returns and reports to be due and payable by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Company or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP, or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.
SECTION 3.10. ERISA. No ERISA Event has occurred, and no ERISA Event with respect to any Plan or Foreign Pension Plan is reasonably expected to occur, that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect.
SECTION 3.11. Subsidiaries; Ownership of Capital Stock. As of the Effective Date, Schedule 3.11 sets forth all of the Company’s Subsidiaries, the jurisdiction of organization or incorporation of each of its Subsidiaries and the identity of the holders of all shares or other interests of each class of Equity Interests of each of its Subsidiaries and identifies those Subsidiaries that are Material Domestic Subsidiaries.
SECTION 3.12. Disclosure. The Company has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, as of the date hereof, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect. Neither the Information Memorandum nor any of the other reports, financial statements, certificates or other written information furnished by or on behalf of the Company to any Agent, any Issuing Bank or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished or publicly available in periodic and other reports, proxy statements and other materials filed by the Company or any Subsidiary with the Securities and Exchange Commission) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, and other forward-looking statements, the Borrowers represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time prepared (and the Lenders acknowledge that projections are not to be viewed as facts, and are inherently unreliable, and that actual performance may differ materially from the projections).

SECTION 3.13. Liens. There are no Liens on any of the real or personal properties of the Company or any Subsidiary except for Liens permitted under Section 6.02.
SECTION 3.14. Regulation U. Margin stock (as defined in Regulation U) constitutes less than 25% of the value of those assets of the Company and its Subsidiaries which are subject to any limitation on sale, pledge, or other restriction hereunder.
ARTICLE IV
Conditions
SECTION 4.01. Effective Date. The obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 11.02):
(a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.
(b) The Administrative Agent (or its counsel) shall have received from each Initial Subsidiary Guarantor either (i) a counterpart of the Subsidiary Guarantee Agreement signed on behalf of such Subsidiary Guarantor or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such Subsidiary Guarantor has signed a counterpart of the Subsidiary Guarantee Agreement.
(c) The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Jones Day, counsel for the Company, in form and substance reasonably satisfactory to the Administrative Agent and covering such other matters relating to the Borrowers, this Agreement or the Transactions as the Required Lenders shall reasonably request. The Borrowers hereby request such counsel to deliver such opinion. The Administrative Agent shall also have received favorable written opinions (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Jones Day, special Belgian counsel to the Borrowers, Allens Arthur Robinson, special Australian counsel to the Borrowers, and Zaid Ibrahim & Co., special Malaysian counsel to the Borrowers, in each case in form and substance reasonably acceptable to the Administrative Agent and covering such matters relating to this Agreement or the Transaction as the Required Lenders shall reasonably request. The Borrowers hereby request such counsel to deliver such opinions.

(d) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Borrowers and the Initial Subsidiary Guarantors, the authorization of the Transactions and any other legal matters relating to the Borrowers or any Initial Subsidiary Guarantor, this Agreement or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel, including all of the agreements, documents and instruments set forth in Exhibit F hereto.
(e) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by a Financial Officer, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02.
(f) The Administrative Agent, the Lead Arranger and the Lenders shall have received all other fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced and received no less than three days in advance, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrowers hereunder.
(g) The Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the U.S.A. Patriot Act, (if applicable) the Money Laundering Regulations 2003 of the United Kingdom (as amended), and (if applicable) the Anti-Money Laundering & Anti-Terrorism Financing Act, 2001 of Malaysia (as amended) and the relevant guidelines issued by Bank Negara Malaysia thereunder.
(h) The Administrative Agent shall have received a fully executed copy of the Collateral Sharing Agreement in the form attached hereto as Exhibit E.
(i) The Administrative Agent shall have received fully executed copies of amendments to the Senior Notes and the Senior Note Purchase Agreement, with such amendments being in form and substance acceptable to the Administrative Agent.
(j) The Administrative Agent shall have received, in form and substance acceptable to it, a fully executed copy of the Foreign Subsidiary Pledge Agreement.
(k) The Administrative Agent shall have received (i) audited consolidated financial statements of the Company for the fiscal years ended August 31, 2009 and August 31, 2010, and (ii) unaudited interim consolidated financial statements of the Company for each quarterly period ended subsequent to the date of the latest financial statements delivered pursuant to clause (i) of this paragraph with respect to which such financial statements are available.
The Administrative Agent shall notify the Borrowers and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 11.02) at or prior to 3:00 p.m., New York City time, no later than January 7, 2011 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

SECTION 4.02. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of each Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:
(a) The representations and warranties of the Borrowers set forth in each Loan Document shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct in all material respects on and as of such earlier date.
(b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.
(c) No law or regulation shall prohibit, and no order, judgment or decree of any Governmental Authority shall enjoin, prohibit or restrain, any Lender from making the requested Loan or any Issuing Bank or Lender from issuing, renewing, extending or increasing the face amount of or participating in the Letter of Credit requested to be issued, renewed, extended or increased.
(d) Schedule 3.01 shall be true, accurate and complete as the date such Borrowing, issuance, amendment, renewal or extension is requested and as of the date such Borrowing, issuance, amendment, renewal or extension is made or otherwise given effect, and the applicable Borrower shall represent and warrant thereto.
Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrowers on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.
ARTICLE V
Affirmative Covenants
Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Company covenants and agrees with the Lenders that:
SECTION 5.01. Financial Statements and Other Information. The Company will furnish to the Administrative Agent and each Lender:
(a) within 90 days after the end of each fiscal year of the Company, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by PricewaterhouseCoopers LLP or other independent public accountants of recognized national standing to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied; provided, that the Company shall be deemed to have delivered the foregoing to the Administrative Agent and the Lenders if such information has been filed with the Securities and Exchange Commission and is available on the EDGAR site at www.sec.gov or any successor government site that is freely and readily available to the Administrative Agent and the Lenders without charge, or has been made available on the Company’s website www.aschulman.com, and the delivery date therefor shall be deemed to be the first day on which such information is available to the Administrative Agent and the Lenders on one of such web pages; provided, further, that the Company will promptly notify the Administrative Agent and the Lenders of each posting to such sites upon the occurrence thereof.
(b) within 60 days after the end of each of the first three fiscal quarters of each fiscal year of the Company, its unaudited consolidated balance sheet and related unaudited statements of operations, stockholders’ equity, and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes; provided, that the Company shall be deemed to have delivered the foregoing to the Administrative Agent and the Lenders if such information has been filed with the Securities and Exchange Commission and is available on the EDGAR site at www.sec.gov or any successor government site that is freely and readily available to the Administrative Agent and the Lenders without charge, or has been made available on the Company’s website www.aschulman.com, and the delivery date therefor shall be deemed to be the first day on which such information is available to the Administrative Agent and the Lenders on one of such web pages; provided, further, that the Company will promptly notify the Administrative Agent and the Lenders of each posting to such sites upon the occurrence thereof.
(c) no later than 15 Business Days after the 90th day after the end of each of the Company’s fiscal years (as contemplated in Section 5.01(a)), and no later than 15 Business Days after the 60th day after the end of each of the Company’s first three fiscal quarters of each fiscal year (as contemplated in Section 5.01(b)), a certificate of a Financial Officer of the Company (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.09, and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred specifying the effect of such change on the financial statements accompanying such certificate.
(d) concurrently with the delivery of any compliance certificate with annual financials as required under clause (c) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines);

(e) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Company or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with national securities exchanges (other than immaterial correspondence filed in the ordinary course of business and comment letters received from the Securities and Exchange Commission or responses thereto), or distributed by the Company or any Subsidiary thereof to its shareholders generally, as the case may be; provided, that the Company shall be deemed to have delivered the foregoing to the Administrative Agent and the Lenders if such information has been filed with the Securities and Exchange Commission and is available on the EDGAR site at www.sec.gov or any successor government site that is freely and readily available to the Administrative Agent and the Lenders without charge, or has been made available on the Company’s website www.aschulman.com, and the delivery date therefor shall be deemed to be the first day on which such information is available to the Administrative Agent and the Lenders on one of such web pages; provided, further, that the Company will promptly notify the Administrative Agent and the Lenders of each posting to such sites upon the occurrence thereof;
(f) promptly following any request therefor, all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the U.S.A. Patriot Act and (if applicable) the Money Laundering Regulations 2003 of the United Kingdom (as amended) and;
(g) promptly following any request therefor, such other information regarding the operations, business affairs or financial condition of the Company or any Subsidiary, or compliance with the terms of this Agreement, as any Agent or any Lender may reasonably request.
SECTION 5.02. Notices of Material Events. The Company will furnish to the Administrative Agent and each Lender prompt written notice of the following:
(a) the occurrence of any Default;
(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Company or any Affiliate thereof that, if adversely determined, would reasonably be expected to result in a Material Adverse Effect;
(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Company and its Subsidiaries in an aggregate amount exceeding $25,000,000;
(d) any other development (other than a development with respect to a Multiemployer Plan, unless such development is the occurrence of an ERISA Event with respect to such Multiemployer Plan) that results in, or could reasonably be expected to result in, a Material Adverse Effect; and

(e) any change to Schedule 3.01, including, without limitation, all corrections thereto in order for such Schedule to remain true, accurate and complete.
Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Company setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
SECTION 5.03. Existence; Conduct of Business. The Company will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business, except for such rights, licenses, permits, privileges and franchises the loss of which, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, amalgamation, consolidation, liquidation or dissolution permitted under Section 6.03.
SECTION 5.04. Payment of Obligations. The Company will, and will cause each of its Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, would result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Company or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest would not reasonably be expected to result in a Material Adverse Effect.
SECTION 5.05. Maintenance of Properties; Insurance. The Company will, and will cause each of its Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition (ordinary wear and tear excepted), and (b) maintain, with financially sound insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.
SECTION 5.06. Books and Records; Inspection Rights. The Company will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries in all material respects are made of all dealings and transactions in relation to its business and activities. The Company will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested. The Company shall only be required to reimburse the Administrative Agent for reasonable costs and expenses incurred in connection with visits and inspections made during the continuance of an Event of Default.
SECTION 5.07. Compliance with Laws. The Company will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.08. Use of Proceeds and Letters of Credit. Each Borrower will use the proceeds of the Loans and the Letters of Credit, as applicable, for general corporate purposes, including the repayment of certain Indebtedness and the repurchase of certain of the Borrowers’ Equity Interests, and for Permitted Acquisitions. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X, or, in the case of the Malaysian Borrower, any applicable Malaysian foreign exchange regulations.
SECTION 5.09. Additional Subsidiary Guarantors; Pledges of Equity Interests; Collateral Sharing Agreement. (a) The Company will cause any Person that becomes a Material Domestic Subsidiary after the date hereof (i) to execute and deliver to the Administrative Agent, within ten Business Days after the Company’s delivery, pursuant to Section 5.01(a) or (b), as applicable, of the financial statements for the fiscal period at the end of which such Person first becomes a Material Domestic Subsidiary (or such later date as may be agreed to by the Administrative Agent in its sole discretion), a supplement to the Subsidiary Guarantee Agreement, in the form prescribed therein, guaranteeing the obligations of the Borrowers hereunder and (ii) concurrently with the delivery of such supplement, to deliver to the Administrative Agent (x) evidence of action of such Person’s board of directors or other governing body authorizing the execution, delivery and performance thereof and (y) a favorable written opinion of counsel for such Person, in form and substance reasonably satisfactory to the Administrative Agent and covering such matters relating to such Person and the Subsidiary Guarantee Agreement as the Administrative Agent may reasonably request.
(b) The Company and each Person required to be a Subsidiary Guarantor shall pledge to the Collateral Agent, under and pursuant to the Foreign Subsidiary Pledge Agreement and the Collateral Sharing Agreement, 65% of their respective Equity Interests in each Foreign Subsidiary directly owned by the Company or any such Person required to be a Subsidiary Guarantor. The Company shall deliver (and shall cause each applicable Person required to be Subsidiary Guarantor to deliver) all agreements, documents, instruments and opinion letters reasonably requested by the Administrative Agent or the Collateral Agent to give effect to, evidence, or otherwise support each such pledge. Such pledges shall be made in accordance with the Foreign Subsidiary Pledge Agreement. For each Foreign Subsidiary acquired or formed by the Company or a Person required to be a Subsidiary Guarantor after the Effective Date, the Company shall cause the pledge of 65% of the Equity Interests of such Foreign Subsidiary within 30 days (or such later date as may be agreed to by the Administrative Agent in its sole discretion) after the date such Foreign Subsidiary is acquired or formed. With respect to any Foreign Borrower that is directly owned by the Company or a Domestic Subsidiary (or if such Foreign Borrower is not so directly owned, then the parent of such Foreign Borrower that is owned by the Company or such Domestic Subsidiary (and if such Person has multiple parents, a pledge of the first-tier Foreign Subsidiary parent)), the pledge of such Person’s Equity Interests shall also be subject to pledge documentation, in form and substance reasonably acceptable to the Administrative Agent, governed by the laws of the jurisdiction in which such Person is organized, and the US parent granting such pledge shall become subject to the

Subsidiary Guarantee Agreement to the extent not already a party thereto. Such pledge documentation shall be delivered to the Administrative Agent within 90 days (or such later date as approved by the Administrative Agent in its sole discretion) after the applicable Person becomes a Borrower hereunder. The Lenders, the Administrative Agent and the Borrowers agree (i) that if the Equity Interests of a Foreign Subsidiary are sold, transferred or assigned as permitted by the terms of this Agreement, (ii) such Equity Interests are no longer required to be pledged to the Collateral Agent subsequent to giving effect to such sale, transfer or assignment, and (iii) such Equity Interests previously had been pledged to secure the Obligations, then such Equity Interests shall be automatically released from such pledge for purposes of the Loan Documents upon the consummation of such permitted sale, transfer or assignment; provided, that the Borrowers agree and acknowledge that this automatic partial release shall only apply to the Administrative Agent, the Lenders and the Collateral Agent to the extent acting on their behalf, and does not apply to any other “Creditor” under and as defined in the Collateral Sharing Agreement, with the understanding that any such automatic partial release offered by such “Creditor” shall be evidenced under its “Creditor Documents” as defined in the Collateral Sharing Agreement. Notwithstanding the foregoing or anything to the contrary in any Loan Document, none of the Equity Interests of Pt A. Schulman Plastics, an Indonesian Affiliate of the Company, shall be required to be pledged to the Collateral Agent until such time as the Company or a Subsidiary Guarantor (or any combination thereof) owns all of the Equity Interests of Pt A. Schulman Plastics. Upon acquiring all of such Equity Interests of Pt A. Schulman Plastics, the Company shall have 30 days during which to cause the pledge thereof in accordance with the requirements hereof and of the Foreign Subsidiary Pledge Agreement.
ARTICLE VI
Negative Covenants
Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the Company covenants and agrees with the Lenders that:
SECTION 6.01. Indebtedness. The Company will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:
(a) Indebtedness created hereunder;
(b) Indebtedness existing on the date hereof and set forth in Schedule 6.01 and any extension, renewal or refinancing thereof so long as the aggregate principal amount thereof does not increase above the amount in effect on the date hereof;
(c) Indebtedness owing by (x) a Loan Party to the Company, and (y) a Subsidiary that is not a Loan Party to the Company (where the proceeds of the loan giving rise to such Indebtedness result from and correspond with a Restricted Payment received by the Company from such Subsidiary that is not a Loan Party) or another Subsidiary that is not a Loan Party;

(d) Indebtedness owing by (i) a Loan Party or a Foreign Subsidiary whose Equity Interests have been pledged to the Collateral Agent in accordance with the terms of this Agreement to another Loan Party or another Foreign Subsidiary whose Equity Interests have been pledged to the Collateral Agent in accordance with the terms of this Agreement, (ii) a Loan Party to a Subsidiary that is not a Loan Party, (iii) a Subsidiary that is not a Loan Party to another Subsidiary that is not a Loan Party, and (iv) subject to compliance with the Total Assets Limitation, any Subsidiary that is not a Loan Party to a Loan Party;
(e) Guarantees by (i) a Loan Party of Indebtedness owing by another Loan Party or a Foreign Subsidiary whose Equity Interests have been pledged to the Collateral Agent in accordance with the terms of this Agreement, (ii) a Subsidiary that is not a Loan Party of Indebtedness owing by a Loan Party or any Subsidiary that is not a Loan Party, and (iii) subject to compliance with the Total Assets Limitation, a Loan Party of Indebtedness owing by any Subsidiary that is not a Loan Party;
(f) Indebtedness of the Company or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that (i) such Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause shall not exceed $50,000,000 at any time outstanding;
(g) Indebtedness in respect of the Senior Notes so long as (i) the terms and conditions set forth in the Senior Notes and the Senior Note Purchase Agreement are reasonably acceptable to the Administrative Agent and (ii) such Indebtedness and the holders thereof become and remain subject to the terms and conditions of the Collateral Sharing Agreement;
(h) Indebtedness in respect of Other Senior Indebtedness so long as (i) the terms and conditions set forth in the agreements, documents and instruments evidencing such Other Senior Indebtedness are reasonably acceptable to the Administrative Agent and (ii) such Other Senior Indebtedness and the holders thereof become and remain subject to the terms and conditions of the Collateral Sharing Agreement;
(i) Indebtedness of the Company or any Subsidiary incurred pursuant to Permitted Receivables Facilities; provided that the Attributable Receivables Indebtedness thereunder shall not exceed an aggregate amount of $100,000,000 at any time outstanding;
(j) Indebtedness of an Acquired Entity existing at the time of the related Permitted Acquisition which was not incurred in contemplation of such Permitted Acquisition, so long as, a determined on a pro forma basis prior to such Acquired Entity becoming a Subsidiary of the Company, the addition of such Indebtedness to the consolidated Indebtedness of the Company and its Subsidiaries does not cause an Event of Default under Section 6.09 or any other term or provision of this Agreement;

(k) the Brazilian Indebtedness;
(l) the Indian Indebtedness; and
(m) other Indebtedness not described above incurred by the Company or any Subsidiary thereof; provided, however, that no such Indebtedness shall be incurred if an Event of Default is then outstanding or would result therefrom or if the Company and its Subsidiaries are unable, on a pro forma basis, to demonstrate compliance with the financial covenants set forth in Section 6.09; provided, further, that the aggregate outstanding principal amount of Indebtedness owing by Subsidiaries that are not Loan Parties (or for which such Subsidiaries are otherwise liable) in reliance upon this clause shall not exceed the Non-Loan Party Debt Limit.
SECTION 6.02. Liens. The Company will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:
(a) Permitted Encumbrances;
(b) any Lien on any property or asset of the Company or any Subsidiary existing on the date hereof and set forth in Schedule 6.02 and any extension, renewal or refinancing thereof so long as the obligation secured by such Lien does not exceed the amount of the initial obligation in effect on the date hereof; provided that (i) such Lien shall not apply to any other property or asset of the Company or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof;
(c) any Lien existing on any property or asset prior to the acquisition thereof by the Company or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Company or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be;
(d) Liens on fixed or capital assets acquired, constructed or improved by the Company or any Subsidiary and Liens on receivables resulting from the subsequent sale of such fixed or capital assets; provided that (i) such security interests secure Indebtedness permitted by clause (f) of Section 6.01, (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other property or assets of the Company or any Subsidiary;
(e) Liens securing Indebtedness evidenced by the Senior Notes so long as such Indebtedness is permitted under Section 6.01 and the holders thereof remain subject to the terms and conditions of the Collateral Sharing Agreement;

(f) Liens securing Other Senior Indebtedness so long as such Other Senior Indebtedness is permitted under Section 6.01 and the holders thereof remain subject to the terms and conditions of the Collateral Sharing Agreement;
(g) Liens in connection with or to secure Indebtedness permitted under Section 6.01 that arise under Permitted Receivables Facilities;
(h) Liens securing the Brazilian Indebtedness that are granted by Subsidiaries organized under the laws of Brazil;
(i) Liens securing the Indian Indebtedness that are granted by Subsidiaries organized under the laws of India;
(j) Liens securing obligations and liabilities of the Company or any Subsidiary thereof in respect of bank deposit accounts, cash sweep agreements, cash management services or cash pooling arrangements (which each of the foregoing being within the general parameters customary in the banking industry or arising pursuant to the applicable banking institution’s general terms and conditions); and
(k) Liens securing Indebtedness not described above so long as the aggregate principal amount thereof is not in excess of $30,000,000 at any time.
SECTION 6.03. Fundamental Changes. The Company will not, and will not permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise make any disposition of its property or the Equity Interests of any of its Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that:
(i) the Company and its Subsidiaries may purchase and sell inventory in the ordinary course of business;
(ii) the Company and its Subsidiaries may enter into and consummate Permitted Acquisitions;
(iii) (A) any Person may merge into (1) the Company in a transaction where the Company is the survivor thereof, and (2) any other Loan Party where such Loan Party is the survivor thereof, and (B) any Person that is not required to be a Subsidiary Guarantor may merge into any other Person that is not required to be a Subsidiary Guarantor; provided, that if such Person is a Foreign Subsidiary whose Equity Interests are required to be pledged hereunder, such merger shall not terminate or nullify such pledge;
(iv) any Loan Party may sell or transfer assets to any other Loan Party, and any Subsidiary that is not a Loan Party may sell or transfer assets to any Loan Party or any Subsidiary that is not a Loan Party;

(v) a Foreign Borrower, Subsidiary Guarantor, or Foreign Subsidiary whose Equity Interests have been pledged to secure the Obligations may be (A) merged or consolidated with another Subsidiary, (B) dissolved or liquidated, or (C) subject to a sale, transfer, assignment or disposition of its Equity Interests to another Subsidiary, so long as, in each case, the Administrative Agent has provided its prior written consent to the applicable action, and such action is not adverse to the Lenders (with the understanding that no Foreign Borrower shall be subject to any merger or consolidation where it is not the survivor thereof, and shall not liquidate or dissolve, unless in each case all of the Obligations of such Foreign Borrower have been fully repaid and such Foreign Borrower no longer constitutes a Foreign Borrower hereunder, or such Foreign Borrower’s duties and obligations hereunder (including, without limitation, the payment of its Obligations) have been assumed and accepted by another Subsidiary on terms and conditions acceptable to the Administrative Agent); provided, that a Foreign Subsidiary that is not a Foreign Borrower may merge or consolidate with another Foreign Subsidiary that is not a Foreign Borrower, without the Administrative Agent’s prior written consent, so long as the Equity Interests of the Foreign Subsidiary that survives such merger or consolidation have been pledged to secure the Obligations, or the Equity Interests of such Foreign Subsidiary’s ultimate parent have been so pledged; provided, further, that a Foreign Borrower’s Equity Interests may be sold or transferred to the Company or a Subsidiary thereof so long as the Equity Interests thereof have been pledged to the Collateral Agent in accordance with Section 5.09 (including the limitation on the percentage of Equity Interests so pledged) or, if such Foreign Borrower has multiple parents in-between it and its US parent, so long as a pledge of the first-tier Foreign Subsidiary parent has been made in accordance with Section 5.09 (including the limitation on the percentage of Equity Interests so pledged);
(vi) the Company or any Subsidiary may sell Receivables under Permitted Receivables Facilities (subject to the limitation that the Attributable Receivables Indebtedness thereunder shall not exceed an aggregate amount of $100,000,000);
(vii) if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing, any Subsidiary that is not a Borrower may liquidate or dissolve if the Company determines in good faith that such liquidation or dissolution is in the best interests of the Company and is not materially disadvantageous to the Lenders; provided that any such merger involving a Person that is not a wholly owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 6.04;
(viii) the Company and its Subsidiaries may sell, transfer or otherwise dispose of excess, damaged, obsolete or worn out assets and scrap in the ordinary course of business; and
(ix) the Company or any Subsidiary may engage in a sale or transfer of any asset not described above so long as the consideration received for such asset, when taken together with the consideration received for all other assets sold or transferred pursuant to this clause in any fiscal year, does not exceed 15% of the Total Asset Test Amount then in effect.

In addition to the foregoing, the Company will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business if as a result thereof the general nature of the business of the Company and its Subsidiaries taken as a whole would be substantially changed from the general nature of the business of the Company and its Subsidiaries on the Effective Date.
SECTION 6.04. Investments, Loans, Advances, Guarantees and Acquisitions. The Company will not, and will not permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly-owned Subsidiary prior to such merger) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit, except:
(A) Permitted Acquisitions;
(B) Permitted Investments;
(C) investments by the Company in the capital stock of its Subsidiaries;
(D) loans or advances made by (i) a Loan Party to any other Loan Party or to a Foreign Subsidiary whose Equity Interests have been pledged to the Collateral Agent in accordance with the terms of this Agreement or (ii) any Subsidiary that is not a Loan Party to a Loan Party or any other Subsidiary that is not a Loan Party;
(E) Guarantees constituting Indebtedness permitted by Section 6.01; and
(F) any loan, advance, Guarantee, investment, purchase or acquisition not described in the foregoing clauses (A) through (E) so long as the Company and its Subsidiaries are in compliance with the Total Assets Limitation immediately prior to and subsequent to the consummation of such loan, advance, Guarantee, investment, purchase or acquisition.
SECTION 6.05. Swap Agreements. The Company will not, and will not permit any of its Subsidiaries to, enter into any Swap Agreement, except (a) Swap Agreements entered into for non-speculative purposes (including, without limitation, those entered into to limit exposure to changes in commodity prices, but excluding those in respect of Equity Interests of the Company or any of its Subsidiaries), and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Company or any Subsidiary, currency rates or changes in commodities prices.

SECTION 6.06. Restricted Payments. At any time before or after giving effect to any Restricted Payment the Net Debt Leverage Ratio is less than or equal to 2.75 to 1.00, the Company and its Subsidiaries may make such Restricted Payment. At any time before or after giving effect to any Restricted Payment the Net Debt Leverage Ratio is greater than 2.75 to 1.00, the Company will not, and will not permit any of its Subsidiaries to declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment during any fiscal year of the Company if the amount of such Restricted Payment, when taken together with all other Restricted Payments made during such fiscal year, would exceed 15% of Total Assets as in effect as of the last day of the immediately preceding fiscal year. Notwithstanding the foregoing, the Company will not, and will not permit any of its Subsidiaries to declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment if any Default or Event of Default has occurred and is continuing prior to making any such Restricted Payment or would arise after giving effect thereto.
SECTION 6.07. Transactions with Affiliates. The Company will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to the Company or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Company and its Subsidiaries not involving any other Affiliate and (c) any Restricted Payment permitted by Section 6.06.
SECTION 6.08. Restrictive Agreements. The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Company or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Company or any other Subsidiary or to Guarantee Indebtedness of the Company or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by this Agreement, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.08 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply (1) to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (2) to the Senior Notes, the Senior Note Purchase Agreement and the agreements, documents and instruments evidencing Other Senior Indebtedness so long as the foregoing permit the Lien granted under the Foreign Subsidiary Pledge Agreement (and all local law pledges) to secure the Obligations, and Liens securing the Senior Notes, the Senior Note Purchase Agreement and all Other Senior Indebtedness are subject to the Collateral Sharing Agreement, (v) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to a Permitted Receivables Facility or the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, and (vi) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.

SECTION 6.09. Financial Covenants.
(a) Minimum Interest Coverage Ratio. The Company will not permit the Interest Coverage Ratio to be less than 3.00 to 1.00 at any time.
(b) Maximum Net Debt Leverage Ratio. The Company will not permit the Net Debt Leverage Ratio to be greater than 3.25 to 1.00 at any time.
ARTICLE VII
Events of Default
If any of the following events (“Events of Default”) shall occur:
(a) any Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;
(b) any Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five days;
(c) any representation or warranty made or deemed made by or on behalf of any Borrower or any Subsidiary in or in connection with this Agreement or any other Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification hereof or waiver hereunder, shall prove to have been incorrect in any material respect when made or deemed made;
(d) any Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.03 (with respect to any Borrower’s existence) or 5.08 or in Article VI;
(e) any Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement or in any other Loan Document (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Company (which notice will be given at the request of any Lender);
(f) any Loan Party or any Significant Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable;

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness so long as such Indebtedness is prepaid with the proceeds resulting from such sale or transfer;
(h) an involuntary proceeding shall be commenced, an involuntary petition shall be filed or any other corporate action, procedure or step is taken seeking (i) bankruptcy, winding up, dissolution, liquidation, administration, moratorium, reorganization or other relief in respect of any Loan Party or any Significant Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, administrative, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, receiver and manager, administrator, administrative receiver, trustee, custodian, sequestrator, conservator, controller or similar official for any Loan Party or any Significant Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed or unwithdrawn for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;
(i) any Loan Party or any Significant Subsidiary shall (i) voluntarily commence any proceeding, file any petition or take any other corporate action, or step seeking bankruptcy, winding up, dissolution, liquidation, administration, voluntary administration, moratorium, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, administrative receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, receiver and manager, administrator, voluntary administrator, administrative receiver, trustee, custodian, sequestrator, conservator, controller or similar official for any Loan Party or any Significant Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment or arrangement for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;
(j) any Loan Party or any Significant Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;
(k) one or more judgments for the payment of money in an aggregate amount in excess of $25,000,000 (to the extent not covered by insurance) shall be rendered against any Loan Party, any Significant Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Loan Party or any Significant Subsidiary to enforce any such judgment;

(l) an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect;
(m) a Change in Control shall occur;
(n) the Company’s guarantee under Article X or the Subsidiary Guarantee Agreement shall not be, or shall be asserted by the Company or any Subsidiary Guarantor, as applicable, not to be, valid and in full force and effect;
(o) the Collateral Agent shall fail to have a first priority perfected security interest in certain of Foreign Subsidiaries’ Equity Interests as required by the terms hereof, the terms of the Foreign Subsidiary Pledge Agreement, or the terms of any local-law governed pledge documents; or
(p) any annual financials delivered pursuant to Section 5.01(a) shall be delivered with a “going concern” or like qualification or exception.
then, and in every such event (other than an event with respect to a Loan Party or Significant Subsidiary described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Company, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any such principal or face amount not so declared to be due and payable or required to be prepaid may thereafter be declared to be due and payable or required to be prepaid), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers; and in case of any event with respect to a Loan Party or Significant Subsidiary described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers.
ARTICLE VIII
The Agents
Each of the Lenders and the Issuing Banks hereby irrevocably appoints each Applicable Agent as its agent and authorizes such Applicable Agent to take such actions on its behalf and to exercise such powers as are delegated to such Applicable Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.
Each bank serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not such Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Company or any Subsidiary or other Affiliate thereof as if it were not an Agent hereunder.

The Agents shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) no Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) no Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that such Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 11.02), and (c) except as expressly set forth herein, no Agent shall have any duty to disclose, or shall be liable for the failure to disclose, any information relating to the Company or any of its Subsidiaries that is communicated to or obtained by the bank serving as such Agent or any of its Affiliates in any capacity. No Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 11.02) or in the absence of its own gross negligence or willful misconduct. No Agent shall be deemed to have knowledge of any Default unless and until written notice thereof is given to such Agent by a Borrower or a Lender, and no Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent or (vi) the perfection or priority of any Lien securing the Obligations.
Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. Each Agent also may rely upon any statement made to it orally, by telephone or by e-mail and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. Each Agent may consult with legal counsel (who may be counsel for any Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
Each Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by such Agent. Each Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as an Agent.

Subject to the appointment and acceptance of a successor Agent as provided in this paragraph, any Agent may resign at any time by notifying the Lenders, the Issuing Banks (in the case of the Administrative Agent) and the Company; provided, that the resignation of one Global Agent shall be deemed to be the resignation of all Global Agents. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Company, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders and the Issuing Banks (in the case of a successor Administrative Agent), appoint a successor Agent, which, in the case of the Administrative Agent shall be a bank with an office in New York, New York, or an Affiliate of any such bank; and in the case of the Global Agents, shall be a bank with an office in London, England, New York, New York, Kuala Lumpur, Malaysia, and Sydney, Australia, or an Affiliate of any such bank. The appointment of successor Global Agents shall be subject to the consent of the Administrative Agent (such consent not to be unreasonably withheld). Upon the acceptance of its appointment as an Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. The fees payable by any Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between such Borrower and such successor. After an Agent’s resignation hereunder, the provisions of this Article and Section 11.03 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as an Agent.
Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.
Each Lender authorizes the Collateral Agent to enter into the Foreign Subsidiary Pledge Agreement and to take all action contemplated thereby. Each Lender agrees that no one (other than the Administrative Agent or the Collateral Agent) shall have the right individually to seek to realize upon the security granted by the Foreign Subsidiary Pledge Agreement, it being understood and agreed that such rights and remedies may be exercised solely by the Administrative Agent or the Collateral Agent for the benefit of the Lenders upon the terms of the Foreign Subsidiary Pledge Agreement. In the event that any collateral is hereafter pledged by any Person as collateral security for the Obligations, each of the Administrative Agent and the Collateral Agent is hereby authorized, and hereby granted a power of attorney, to execute and deliver on behalf of the Lenders any Loan Documents necessary or appropriate to grant and perfect a Lien on such collateral in favor of the Administrative Agent or the Collateral Agent on behalf of the Lenders. The Lenders hereby authorize the Administrative Agent, at its option and in its discretion, to permit the release of any Lien granted to or held by the Administrative Agent or the Collateral Agent upon any collateral (i) upon termination of the Commitments, the expiration or termination of all Letters of Credit and payments and satisfaction of all of the Obligations (other than contingent indemnity obligations) at any time arising under or in respect of this Agreement or the Loan Documents or the transactions contemplated hereby or thereby; (ii) as permitted by, but only in accordance with, the terms of the applicable Loan Documents; or (iii) if approved, authorized or ratified in writing by the Required Lenders, unless such release is required to be approved by all of the Lenders hereunder. Upon request by the Administrative Agent or the Collateral Agent at any time, the Lenders will confirm in writing the Administrative Agent’s or the Collateral Agent’s authority to release particular types or items of collateral pursuant hereto.

Each Lender hereby authorizes the Administrative Agent to enter into the Collateral Sharing Agreement and to take all actions with respect to such agreement as contemplated hereunder or thereunder.
None of the Lenders, if any, identified in this Agreement as a Syndication Agent or Co-Documentation Agent shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender. Each Lender hereby makes the same acknowledgments with respect to the relevant Lenders in their respective capacities as Syndication Agent or Co-Documentation Agents, as applicable, as it makes with respect to the Administrative Agent in the preceding paragraph.
The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Administrative Agent) authorized to act for, any other Lender. The Administrative Agent shall have the exclusive right on behalf of the Lenders to enforce the payment of the principal of and interest on any Loan after the date such principal or interest has become due and payable pursuant to the terms of this Agreement.
The Borrowers acknowledge and agree that none of the Agents (other than an Agent which is a Licensed Malaysian Bank) is licensed to carry on banking business, merchant banking business or any other regulated activity in Malaysia, and each of such Agents (other than an Agent which is a Licensed Malaysian Bank) intends to perform its functions pursuant to this Agreement solely from jurisdictions other than Malaysia. Nothing contained in this Agreement shall be deemed to suggest that any Agent (other than an Agent which is a Licensed Malaysian Bank) will undertake any act or thing in Malaysia which would or may constitute the carrying on of business or of any regulated activity in Malaysia.
ARTICLE IX
Collection Allocation Mechanism
SECTION 9.01. Implementation of CAM. (a) On the CAM Exchange Date, (i) the Commitments shall automatically and without further act be terminated as provided in Article VII, (ii) each US Tranche Lender shall immediately be deemed to have acquired (and shall promptly make payment therefor to the Administrative Agent in accordance with Section 2.04(c)) participations in the Swingline Loans under the US Tranche in an amount equal to such Lender’s US Tranche Percentage of each such Swingline Loan outstanding on such date, (iii) each Foreign Tranche Lender shall immediately be deemed to have acquired (and shall promptly make payment therefor to the applicable Agent in accordance with Section 2.04(c)) participations in the Swingline Loans under the Foreign Tranche in an amount equal to such Lender’s Foreign Tranche Percentage of each such Swingline Loan outstanding on such date, (iv) [Intentionally Omitted], (v) simultaneously with the automatic conversions pursuant to clause (vi) below (after giving effect to clauses (ii), (iii) and (iv) above), the US Tranche Lenders and the Foreign Tranche Lenders shall automatically and without further act (and without regard to the provisions of Section 11.04) be deemed to have exchanged interests in the US Tranche Loans and the Foreign Tranche Loans (other than the Swingline Loans under such Tranches) and participations in Swingline Loans and Letters of Credit under the US Tranche and the Foreign Tranche, such that in lieu of the interest of each US Tranche Lender and Foreign Tranche Lender in each US Tranche Loan, Foreign Tranche Loan, US Tranche Letter of Credit and Foreign Tranche Letter of Credit in which it shall participate as of such date (including such Lender’s interest in the Obligations of each applicable Borrower in respect of each such US Tranche Loan, Foreign Tranche Loan, US Tranche Letter of Credit and Foreign Tranche Letter of Credit), each such US Tranche Lender and Foreign Lender shall hold an interest in every one of the US Tranche Loans and Foreign Tranche Loans (other than the Swingline Loans under such Tranches) and a participation in every one of the US Tranche Swingline Loans and the Foreign Tranche Swingline Loans and US Tranche Letters of Credit and Foreign Tranche Letters of Credit (including the Obligations of each Borrower in respect of each such US Tranche Loan and Foreign Tranche Loan, and each Reserve Account established pursuant to Section 9.02 below), whether or not such Lender shall previously have participated therein, equal to such US Tranche Lender’s and Foreign Tranche Lender’s CAM Percentage thereof, and (vi) simultaneously with the deemed exchange of interests pursuant to clause (v) above, the interests in the Loans to be received in such deemed exchange shall, automatically and with no further action required, be converted into the US Dollar Equivalent, determined using the Exchange Rate calculated as of such date, of such amount and on and after such date all amounts accruing and owed to the Lenders in respect of such Obligations shall accrue and be payable in US Dollars at the rate otherwise applicable hereunder. Each US Tranche Lender, Foreign Tranche Lender and each Borrower hereby consents and agrees to the CAM Exchange, and each US Tranche Lender and Foreign Tranche Lender agrees that the CAM Exchange shall be binding upon its successors and assigns and any person that acquires a participation in its interests in any US Tranche Loan or Foreign Tranche Loan or any participation in any Swingline Loan or Letter of Credit under either such Tranche. The Malaysian Tranche Borrower, the Malaysian Tranche Lenders, and the Obligations under the Malaysian Tranche (including, without limitation, all Loans, Letters of Credit thereunder) shall not be subject to any CAM Exchange, and on and after the occurrence of a CAM Exchange Date, the Malaysian Tranche Obligations shall remain among the Malaysian Borrower and the Malaysian Tranche Lenders. Only Malaysian Tranche Lenders shall hold Obligations under the Malaysian Tranche. Each Borrower under the US Tranche and the Foreign Tranche and each Lender under the US Tranche and the Foreign Tranche agrees from time to time to execute and deliver to the Administrative Agent all such promissory notes and other instruments and documents as the Administrative Agent shall reasonably request to evidence and confirm the respective interests and obligations of the applicable Lenders after giving effect to the CAM Exchange, and each such Lender agrees to surrender any promissory notes originally received by it in connection with its applicable Loans hereunder to the Administrative Agent against delivery of any promissory notes evidencing its interests in the applicable Loans so executed and delivered; provided, however, that the failure of any Borrower to execute or deliver or of any Lender to accept any such promissory note, instrument or document shall not affect the validity or effectiveness of the CAM Exchange.

(b) As a result of the CAM Exchange, upon and after the CAM Exchange Date, each payment received by the Administrative Agent or relevant Global Agent pursuant to any Loan Document in respect of the Obligations under the US Tranche or the Foreign Tranche, and each distribution made by the Administrative Agent or relevant Global Agent pursuant to any Loan Document in respect of the Obligations under the US Tranche or the Foreign Tranche, shall be distributed to the Lenders under such Tranches pro rata in accordance with their respective CAM Percentages. No Lender under the Malaysian Tranche shall be entitled to any such payments. Any direct payment received by a Lender under the US Tranche or the Foreign Tranche on or after the CAM Exchange Date, including by way of set-off, in respect of an Obligation under either such Tranche shall be paid over to the Administrative Agent or relevant Global Agent for distribution to the Lenders under such Tranches in accordance herewith. Payments in respect of Malaysian Tranche Obligations shall be paid to the Malaysian Tranche Lenders.
SECTION 9.02. Letters of Credit. (a) In the event that on the CAM Exchange Date any Letter of Credit under the US Tranche or the Foreign Tranche shall be outstanding and undrawn in whole or in part, or any L/C Disbursement shall not have been reimbursed by the Company or with the proceeds of a Revolving Borrowing or Swingline Borrowing under such Tranche, each Lender under such Tranche shall promptly pay over to the Administrative Agent or relevant Global Agent, in immediately available funds, an amount in US Dollars equal to such Lender’s CAM Percentage of such undrawn face amount or (to the extent it has not already done so) such unreimbursed drawing, as applicable, together with interest thereon from the CAM Exchange Date to the date on which such amount shall be paid to the Administrative Agent at the rate that would be applicable at the time to a US Tranche ABR Revolving Loan in a principal amount equal to such undrawn face amount or unreimbursed drawing, as applicable. The Administrative Agent or relevant Global Agent shall establish a separate account (each, a “Reserve Account”) or accounts for each applicable Lender for the amounts received with respect to each such Letter of Credit pursuant to the preceding sentence. The Administrative Agent or relevant Global Agent, as applicable shall deposit in each Lender’s Reserve Account such Lender’s CAM Percentage of the amounts received from the applicable Lenders as provided above. For the purposes of this paragraph, the US Dollar Equivalent of each Lender’s participation in each Letter of Credit denominated in an Alternative Currency shall be the amount in US Dollars determined by the Administrative Agent to be required in order for the Administrative Agent or relevant Global Agent to purchase currency in the applicable Alternative Currency in an amount sufficient to enable it to deposit the actual amount of such participation in such undrawn Letter of Credit in the applicable Alternative Currency in such Lender’s Reserve Account. The Administrative Agent or relevant Global Agent shall have sole dominion and control over each Reserve Account, and the amounts deposited in each Reserve Account shall be held in such Reserve Account until withdrawn as provided in paragraph (b), (c), (d) or (e) below. The Administrative Agent shall maintain records enabling it to determine the amounts paid over to it or the relevant Global Agent and deposited in the Reserve Accounts in respect of each Letter of Credit and the amounts on deposit in respect of each Letter of Credit attributable to each Lender’s CAM Percentage. The amounts held in each Lender’s Reserve Account shall be held as a reserve against the LC Exposures, shall be the property of such Lender, shall not constitute Loans to or give rise to any claim of or against any Borrower and shall not give rise to any obligation on the part of any Borrower to pay interest to such Lender, it being agreed that the reimbursement obligations in respect of Letters of Credit shall arise only at such times as drawings are made thereunder, as provided in Section 2.05.

(b) In the event that after the CAM Exchange Date any drawing shall be made in respect of a Letter of Credit under the US Tranche or the Foreign Tranche, the Administrative Agent shall, at the request of the applicable Issuing Bank, withdraw from the Reserve Account of each Lender under such Tranche any amounts, up to the amount of such Lender’s CAM Percentage of such drawing or payment, deposited in respect of such Letter of Credit and remaining on deposit and deliver such amounts to such Issuing Bank in satisfaction of the reimbursement obligations of the Lenders under such Tranche under Section 2.05(d) (but not of the Company under Section 2.05(e)). In the event that any Lender shall default on its obligation to pay over any amount to the Administrative Agent or relevant Global Agent as provided in this Section 9.02, the applicable Issuing Bank shall have a claim against such Lender to the same extent as if such Lender had defaulted on its obligations under Section 2.05(d), but shall have no claim against any other Lender in respect of such defaulted amount, notwithstanding the exchange of interests in the Company’s reimbursement obligations pursuant to Section 9.01. Each other Lender shall have a claim against such defaulting Lender for any damages sustained by it as a result of such default, including, in the event that such Letter of Credit shall expire undrawn, its CAM Percentage of the defaulted amount.
(c) In the event that after the CAM Exchange Date any Letter of Credit shall expire undrawn, the Administrative Agent or relevant Global Agent shall withdraw from the Reserve Account of each Lender the amount remaining on deposit therein in respect of such Letter of Credit and distribute such amount to such Lender.
(d) With the prior written approval of the Administrative Agent (not to be unreasonably withheld), any Lender may withdraw the amount held in its Reserve Account in respect of the undrawn amount of any Letter of Credit. Any Lender making such a withdrawal shall be unconditionally obligated, in the event there shall subsequently be a drawing under such Letter of Credit, to pay over to the Administrative Agent or relevant Global Agent, in the currency in which such drawing is denominated, for the account of the applicable Issuing Bank, on demand, its CAM Percentage of such drawing or payment.
(e) Pending the withdrawal by any Lender of any amounts from its Reserve Account as contemplated by the above paragraphs, the Administrative Agent or relevant Global Agent will, at the direction of such Lender and subject to such rules as the Administrative Agent or relevant Global Agent may prescribe for the avoidance of inconvenience, invest such amounts in customary, highly-rated, short-term investments reasonably acceptable to the Administrative Agent. Each Lender that has not withdrawn its amounts in its Reserve Account as provided in paragraph (d) above shall have the right, at intervals reasonably specified by the Administrative Agent or relevant Global Agent, to withdraw the earnings on investments so made by the Administrative Agent or relevant Global Agent with amounts in its Reserve Account and to retain such earnings for its own account.

(f) Notwithstanding the foregoing or anything else to the contrary set forth in this Agreement or any other Loan Document, to the extent the Borrowers have cash collateralized LC Exposure in respect of outstanding Letters of Credit within five (5) Business Days after the date such cash collateralization is required under the terms of this Agreement (including, without limitation, Section 2.05(j)), no Lender shall be required to deposit any amount in a Reserve Account or otherwise post any amount in respect of outstanding Letters of Credit as contemplated by this Section 9.02. In the event any LC Exposure is not cash collateralized as required under this Agreement and the Borrowers do not post required cash collateral within 5 Business Days after the date on which such cash collateral was required to be posted, then the Lenders shall be required to make deposits as and when contemplated in this Section 9.02 in the amount not secured by cash collateral required to be posted under Section 2.05(j) or otherwise.
ARTICLE X
Guarantee
In order to induce the Lenders to extend credit to the other Borrowers hereunder, the Company hereby irrevocably and unconditionally guarantees, as a primary obligor and not merely as a surety, the payment when and as due of the Obligations of such other Borrowers. The Company further agrees that the due and punctual payment of such Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee hereunder notwithstanding any such extension or renewal of any such Obligation.
The Company waives presentment to, demand of payment from and protest to any Borrower of any of the Obligations, and also waives notice of acceptance of its obligations and notice of protest for nonpayment. The obligations of the Company hereunder shall not be affected by (a) the failure of any Agent, Issuing Bank or Lender to assert any claim or demand or to enforce any right or remedy against any Borrower under the provisions of this Agreement, any other Loan Document or otherwise; (b) any extension or renewal of any of the Obligations; (c) any rescission, waiver, amendment or modification of, or release from, any of the terms or provisions of this Agreement, or any other Loan Document or agreement; (d) any default, failure or delay, willful or otherwise, in the performance of any of the Obligations; or (e) any other act, omission or delay to do any other act which may or might in any manner or to any extent vary the risk of the Company or otherwise operate as a discharge of a guarantor as a matter of law or equity or which would impair or eliminate any right of the Company to subrogation.
The Company further agrees that its agreement hereunder constitutes a guarantee of payment when due (whether or not any bankruptcy or similar proceeding shall have stayed the accrual or collection of any of the Obligations or operated as a discharge thereof) and not merely of collection, and waives any right to require that any resort be had by any Agent, Issuing Bank or Lender to any balance of any deposit account or credit on the books of any Agent, Issuing Bank or Lender in favor of any Borrower or any other Person.

The obligations of the Company hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever, by reason of the invalidity, illegality or unenforceability of any of the Obligations, any impossibility in the performance of any of the Obligations or otherwise.
The Company further agrees that its obligations hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by any Agent, Issuing Bank or Lender upon the bankruptcy or reorganization of any Borrower or otherwise.
In furtherance of the foregoing and not in limitation of any other right which any Agent, Issuing Bank or Lender may have at law or in equity against the Company by virtue hereof, upon the failure of any other Borrower to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, the Company hereby promises to and will, upon receipt of written demand by any Agent, Issuing Bank or Lender, forthwith pay, or cause to be paid, to the applicable Agent, Issuing Bank or Lender in cash an amount equal to the unpaid principal amount of such Obligations then due, together with accrued and unpaid interest thereon. The Company further agrees that if payment in respect of any Obligation shall be due in a currency other than US Dollars and/or at a place of payment other than New York and if, by reason of any Change in Law, disruption of currency or foreign exchange markets, war or civil disturbance or other event, payment of such Obligation in such currency or at such place of payment shall be impossible or, in the reasonable judgment of any Agent, Issuing Bank or Lender, disadvantageous to such Agent, Issuing Bank or Lender in any material respect, then, at the election of the Administrative Agent, the Company shall make payment of such Obligation in US Dollars (based upon the applicable Exchange Rate in effect on the date of payment) and/or in New York, and, as a separate and independent obligation, shall indemnify each Agent, Issuing Bank and Lender against any losses or reasonable out-of-pocket expenses that it shall sustain as a result of such alternative payment.
Upon payment by the Company of any sums as provided above, all rights of the Company against any Borrower arising as a result thereof by way of right of subrogation or otherwise shall in all respects be subordinated and junior in right of payment to the prior indefeasible payment in full in cash of all the Obligations owed by such Borrower to the Agents, the Issuing Banks and the Lenders.
Nothing shall discharge or satisfy the liability of the Company hereunder except the full performance and payment of the Obligations.

ARTICLE XI
Miscellaneous
SECTION 11.01. Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone or e-mail (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows; provided, that, subject to clause (b) below, the Company may deliver Borrowing Requests and prepayment/repayment notices to the Administrative Agent by e-mail pursuant to procedures agreed upon by the Company and the Administrative Agent (with e-mails, on and after the Effective Date, to be sent to the Administrative Agent care of margaret.m.seweryn@jpmchase.com or such other designee as the Administrative Agent may select from time to time (with notice thereof to the Company)):
(i) if to any Borrower, to it c/o A. Schulman, Inc., 3550 West Market Street, Akron, Ohio 44333, Attention: Chief Financial Officer;
(ii) if to the Administrative Agent, to JPMorgan Chase Bank, N.A., Loan and Agency Services Group, Mail Code: IL 1-0010, 10 S. Dearborn St., 19th Floor, Chicago, IL 60603, Attention of Margaret Seweryn (Telephone No. 312-732-7976/Telecopy No. 312-385-7098);
(iii) if to the Global Agents, to them as follows:
(A) for J. P. Morgan Europe Limited, Mail Code: London Wall/9, 125 London Wall, Floor 9, London EC2Y5AJ, United Kingdom, Attention of Manager of Loan & Agency Services (Telecopy No. 44 207 7772360) (in each case with a copy to the Administrative Agent as provided in clause (ii) above); and
(B) for JPMorgan Chase Bank Berhad, Menara Dion, 26th Floor, Jalan Sultan Ismail, 50250 Kuala Lumpur, Malaysia, Attention of: Goh Kee Boon (Telecopy No. +603 2270 4134) (in each case with a copy to the Administrative Agent as provided in clause (ii) above); provided, that all requests and other deliverables in respect of the Malaysian Tranche shall also be sent to Kan Kong Fui and Halmi Basir (Telecopy No. +603 2270 4219);
(iv) if to any Issuing Bank, to it at its address (or telecopy number) set forth in its Issuing Bank Agreement;
(v) if to the US Tranche Swingline Lender, to it at to JPMorgan Chase Bank, N.A., Loan and Agency Services Group, Mail Code: IL 1-0010, 10 S. Dearborn St., 19th Floor, Chicago, IL 60603, Attention of Margaret Seweryn (Telephone No. 312-732-7976/Telecopy No. 312-385-7098);
(vi) if to the Foreign Tranche Swingline Lender, to it at JPMorgan Chase Bank, N.A. London Branch, Mail Code: London Wall/9, 125 London Wall, Floor 9, London EC2Y5AJ, United Kingdom, Attention of Manager of Loan & Agency Services (Telecopy No. 44 207 7772360) (in each case with a copy to the Administrative Agent as provided in clause (ii) above) or to such other location as indicated by the applicable Foreign Tranche Swingline Lender to the Administrative Agent, the applicable Global Agent and the applicable Foreign Borrower;
(vii) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Applicable Agent and the applicable Lender. Each Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Notwithstanding anything to the contrary set forth herein, notices in respect of the Malaysian Tranche shall only be delivered in writing, and email shall not be available for notices under the Malaysian Tranche.
(c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.
SECTION 11.02. Waivers; Amendments. (a) No failure or delay by any Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agents, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or the issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether any Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.
(b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders or by the Borrowers and the Administrative Agent with the consent of the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders; provided that no such agreement shall:
(i) increase any Commitment of any Lender without the written consent of such Lender,
(ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby,

(iii) postpone the date of any scheduled payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby,
(iv) change Section 2.19(b) or (c) or any other provision providing for the pro rata nature of disbursements by or payments to Lenders, in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender affected thereby (it being understood that (X) any increase in the total US Tranche Revolving Commitments, the Foreign Tranche Commitments or the Malaysian Tranche Commitments pursuant to Section 2.09 shall not be deemed to alter such pro rata sharing of payments and (Y) any “amend-and-extend” transaction that extends the Maturity Date only for those Lenders that agree to such an extension (which extension may include increased pricing and fees for such extending Lenders, and which extension shall not apply to those Lenders that do not approve such extension) shall not be deemed to alter such pro rata sharing of payments),
(v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender,
(vi) release the Company or all or substantially all of the Subsidiary Guarantors from, or limit or condition, its or their obligations under Article X or the Subsidiary Guarantee Agreement without the written consent of each Lender,
(vii) unless otherwise permitted hereunder, release all or substantially all of the Equity Interests pledged under the Foreign Subsidiary Pledge Agreement without the written consent of each Lender,
(viii) change any provisions of Article IX without the written consent of each Lender, or
(ix) change any provisions of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Loans of any Tranche differently than those of Lenders holding Loans of any other Tranche without the written consent of Lenders holding a majority in interest of the outstanding Loans and unused Commitments of each adversely affected Tranche;

provided further that (A) no such agreement shall amend, modify or otherwise affect the rights or duties of any Agent, any Issuing Bank or any Swingline Lender hereunder or under any other Loan Document without the prior written consent of such Agent, such Issuing Bank or such Swingline Lender, as the case may be, and (B) any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of the US Tranche Lenders (but not the Foreign Tranche Lenders or the Malaysian Tranche Lenders), the Foreign Tranche Lenders (but not the US Tranche Lenders or the Malaysian Tranche Lenders), or the Malaysian Tranche Lenders (but not the US Tranche Lenders or the Foreign Tranche Lenders) may be effected by an agreement or agreements in writing entered into by the Company and requisite percentage in interest of the affected Tranche of Lenders. Notwithstanding the foregoing, any amendment to this Agreement solely for the purpose of effecting an increase in the total Commitments in any Tranche pursuant to Section 2.09 may be entered into by the Company and any other relevant Borrower, the Administrative Agent and any other Applicable Agent, any Lender that has agreed to increase its Commitment in the relevant Tranche and any Person that has agreed to become a Lender hereunder and to have a Commitment in the relevant Tranche.
SECTION 11.03. Expenses; Indemnity; Damage Waiver. (a) The Company shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated); provided, that under this clause (i), the Company shall not be required to pay reasonable costs, fees and expenses for more than one primary counsel for the Administrative Agent and one local counsel for the Administrative Agent in each jurisdiction where local counsel is required by the Administrative Agent unless one or more Lenders determines that the use of one primary counsel could result in an actual or potential conflicts of interest, in which case the Company shall also be required to pay reasonable costs, fees and expenses for one additional counsel for the Lenders, (ii) all reasonable out-of-pocket expenses incurred by each Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by any Agent, any Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for any Agent, any Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with any Loan Document, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit; provided, however, that in no event under this clause (iii) shall the Company be required to reimburse the Lenders for more than one primary counsel to the Administrative Agent and one local counsel per jurisdiction, and one counsel for all of the other Lenders, or any fees or charges of any financial advisor or other restructuring professional in excess of reasonable fees and charges charged or incurred by such financial advisor or other restructuring professional.
(b) The Company shall indemnify each Administrative Agent, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any agreement or instrument contemplated thereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated thereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged release of Hazardous Materials on or from any property owned or operated by the Company or any of its Subsidiaries, or any Environmental Liability arising out of the operations or properties of the Company or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. This Section 11.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim.
(c) To the extent that the Company fails to pay any amount required to be paid by it to any Agent, any Issuing Bank or any Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to such Agent, such Issuing Bank or such Swingline Lender, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent, such Issuing Bank or such Swingline Lender in its capacity as such; and provided further that payment of any amount by any Lender pursuant to this clause (c) shall not relieve the Company of its obligation to pay such amount, and such Lender shall have a claim against the Company for such amount. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum (without duplication) of the total Exposures and unused Commitments at the time.
(d) To the extent permitted by applicable law, no Borrower shall assert, and each Borrower hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.
(e) All amounts due under this Section shall be payable not later than 10 days after written demand therefor.
SECTION 11.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:
(A) the Company, provided (1) that no consent of the Company shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee, (2) that if an Event of Default occurred, any such assignment by Lender will not result in a non-exempt prohibited transaction under Section 4975 of the Code or Section 406 of ERISA or in the application of withholding tax in contravention of the terms of this Agreement, and (3) that the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within give ten (10) Business Days after having received notice thereof; and
(B) the Administrative Agent and JPMorgan Chase Bank, N.A. for so long as it constitutes an Issuing Bank.
(ii) Assignments shall be subject to the following additional conditions:
(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Tranche, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than the US Dollar Equivalent of $5,000,000 in respect of Commitments or Loans under any Tranche, unless each of the Company and the Administrative Agent otherwise consent, provided that no such consent of the Company shall be required if an Event of Default has occurred and is continuing;
(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Tranche of Commitments or Loans;
(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500;

(D) the assignee, if it is not already a Lender under the applicable Tranche, hereby represents and warrants for the benefit of the Borrowers, the Agents and the Lenders that, as of the date of such assignment, it will comply with Section 2.17(e) and (f) with respect to withholding tax on payments by the Borrowers, and (ii) in relation to any assignment of rights or obligations under the Foreign Tranche (other than if an Event of Default has occurred and is continuing); it is a Qualified Foreign Tranche Lender;
(E) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Company and its Subsidiaries and their respective Securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws;
(F) without the prior written consent of the Administrative Agent, no assignment shall be made to a prospective assignee that bears a relationship to the Borrower as described in Section 108(e)(4) of the Code;
(G) no Malaysian Tranche Lender may make any assignment to any person other than a Licensed Malaysian Bank, except where (x) permitted under applicable Malaysian law and regulation, and (y) all applicable approvals and consents of the relevant Malaysian Governmental Authorities (if any are required) have been obtained in relation to such assignment; and
(H) No Foreign Tranche Lender shall assign rights or obligations under the Foreign Tranche (other than if an Event of Default has occurred and is continuing), unless the assignee gives the representation and warranty referred to in Section 11.04(b)(ii)(D)(ii) in the relevant Assignment and Assumption.
For the purposes of this Section 11.04(b), the term “Approved Fund” has the following meaning:
“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17, 2.18 and 11.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 11.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as an agent of each Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans, and principal amount of LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Agents, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Company, the other Agents, the Issuing Banks and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.04(c), 2.05(d) or (e), 2.06(b), 2.19(d) or 11.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
(c) Any Lender may, without the consent of any Borrower, any Agent, any Issuing Bank or any Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; (C) the Borrowers, the Agents, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement; and (D) without the prior written consent of the Administrative Agent, no participation shall be sold to a prospective participant that bears a relationship to the Borrower described in Section 108(e)(4) of the Code; and (E) in relation to the Foreign Tranche only, the Participant is a Qualified Foreign Tranche Lender on the date the Participant acquired the applicable participation. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 11.02(b) that affects such Participant. The Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 2.18 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) shall be subject to the requirements and limitations therein, including the requirements under Sections 2.17(e) and (f) (it being understood that the documentation required under Sections 2.17(e) and (f) shall be delivered to the participating Lender); (B) agrees to be subject to the provisions of Sections 2.19 and 2.20 as if it were an assignee under paragraph (b) of this Section; and (C) shall not be entitled to receive any greater payment under Sections 2.15 or 2.17, with respect to any participation, than its participating Lender would have been entitled to receive, expect to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.19(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.
(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
SECTION 11.05. Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17, 2.18 and 11.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.

SECTION 11.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Agents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.
SECTION 11.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
SECTION 11.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final and in whatever currency denominated) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of any Borrower against any of and all the obligations of such Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.
SECTION 11.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.
(b) Each Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be binding (subject to appeal as provided by applicable law) and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that any Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Borrower or its properties in the courts of any jurisdiction.

(c) Each Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 11.01, and each of the Borrowers hereby appoints the Company as its agent for service of process. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
SECTION 11.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
SECTION 11.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
SECTION 11.12. Confidentiality. Each of the Agents, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel, other advisors and third party service providers (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Borrower and its obligations, (g) with the consent of the Company or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to any Agent, any Issuing Bank or any Lender on a nonconfidential basis from a source other than the Company. For the purposes of this Section, “Information” means all information received from the Company or any other Borrower relating to the Company, the Borrowers or their businesses, accounts or affairs other than any such information that is available to any Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Company; provided that, in the case of information received from the Company after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 11.12 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE COMPANY AND ITS AFFILIATES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.
ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE COMPANY OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE COMPANY AND ITS AFFILIATES, AND THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE COMPANY AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.
SECTION 11.13. Conversion of Currencies.
(a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b) The obligations of each Borrower in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss. The obligations of the Borrowers contained in this Section 11.13 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.
SECTION 11.14. USA Patriot Act; European “Know Your Customer” Checks.
(a) Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies each Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies such Borrower, which information includes the name and address of such Borrower and other information that will allow such Lender to identify such Borrower in accordance with the Act.
(b) If (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement; (ii) any change in the status of a Borrower after the date of this Agreement; or (iii) a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer, obliges a Global Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Borrower shall promptly upon the request of a Global Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by such Global Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for such Global Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in this Agreement and the other Loan Documents. Each Lender shall promptly upon the request of a Global Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by such Global Agent (for itself) in order for such Global Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in this Agreement and the other Loan Documents. The Company shall, by not less than 10 Business Days’ prior written notice to a Global Agent, notify such Global Agent (which shall promptly notify the Lenders) of its intention to request that one of its Subsidiaries becomes an additional Borrower. Following the giving of any notice pursuant to paragraph (c) above, if the accession of such additional Borrower obliges a Global Agent or any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Company shall promptly upon the request of a Global Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by such Global Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective new Lender) in order for such Global Agent or such Lender or any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the accession of such Subsidiary to this Agreement as an additional Borrower.
SECTION 11.15. English Language. All certificates, instruments and other documents to be delivered under or supplied in connection with this Agreement shall be in the English language or shall attach a certified English translation thereof, which translation shall be the governing version. Within one month of the delivery of any financial statements or other information written in a language other than English, the Company shall deliver to the Administrative Agent and the Lenders sufficient copies for all the Lenders of an English translation of such financial statements.
SECTION 11.16. Borrower Limitations. Other than the Company, each Borrower shall only be liable for its Obligations (including, without limitation, Loans extended to it) and shall not be liable for any other Borrower’s Obligations. The Company shall be liable for all of the Borrowers’ Obligations. Each Subsidiary Guarantor shall guaranty the repayment of all Obligations, irrespective of the Borrower that incurs such Obligations.
SECTION 11.17. Malaysian Stamp Duty Declaration. For Malaysian stamp duty purposes, it is hereby declared that this Agreement and the other Loan Documents relevant to the Malaysian Tranche are instruments employed in one transaction to secure the obligations of the Malaysian Borrower in respect of the Malaysian Tranche, and for the purposes of Item 27(b) of the First Schedule to the Stamp Act of 1949 of Malaysia, this Agreement shall be deemed to be the principal instrument employed in such transaction to secure the maximum principal amount of MYR15,350,000, being the US Dollar Equivalent of the aggregate amount of the Malaysian Tranche Commitment as at the date of this Agreement. For the avoidance of doubt, the parties hereto acknowledge and declare that for the purposes of the Stamp Act of 1949 of Malaysia, the provisions of this Agreement which do not relate to the Malaysian Tranche, the Malaysian Tranche Revolving Loans, the Malaysian Borrower, any pledge over Equity Interests of the Malaysian Borrower, or any Malaysian Tranche Lender, relate exclusively to things done or to be done out of Malaysia.
The remainder of this page is intentionally blank.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

A. SCHULMAN, INC.,
as the Company

By:	/s/ Paul F. DeSantis

	Name:	Paul F. DeSantis
	Title:	Vice President, Chief Financial Officer

COURTENAY POLYMERS PTY. LIMITED,
as the Australian Borrower

By:	/s/ Paul F. DeSantis

	Name:	Paul F. DeSantis
	Title:	Director and acting as Power of Attorney

ICO POLYMERS (MALAYSIA) SDN. BHD.,
as the Malaysian Borrower

By:	/s/ Paul F. DeSantis

	Name:	Paul F. DeSantis
	Title:	Director

A. SCHULMAN INTERNATIONAL SERVICES BVBA,
as the Belgian Borrower

By:	/s/ Paul F. DeSantis

	Name:	Paul F. DeSantis
	Title:	Manager
Signature Page to
A. Schulman Credit Agreement

JPMORGAN CHASE BANK, N.A.,
individually, as a Lender and as Administrative Agent

By:	/s/ Robert S. Shepard

	Name:	Robert S. Shepard
	Title:	Vice President

J.P. MORGAN EUROPE LIMITED,
as a Global Agent

By:	/s/ Belinda Lucas

	Name:	Belinda Lucas
	Title:	Associate

J.P. MORGAN CHASE BANK BERHAD,
individually, as a Lender and as a Global Agent

By:	/s/ Bridge Eunice Lee Pei Jun

	Name:	Bridget Eunice Lee Pei Jun
	Title:	Vice President
Signature Page to
A. Schulman Credit Agreement

FIFTH THIRD BANK,
as a Lender

By:	/s/ James P. Byrnes

	Name:	James P. Byrnes
	Title:	Senior Vice President
Signature Page to
A. Schulman Credit Agreement

RBS CITIZENS, N.A.,
as a Lender

By:	/s/ Joshua Botnick

	Name:	Joshua Botnick
	Title:	Vice President
Signature Page to
A. Schulman Credit Agreement

BANK OF THE WEST,
as a Lender

By:	/s/ Sidney Jordan

	Name:	Sidney Jordan
	Title:	Vice President
Signature Page to
A. Schulman Credit Agreement

HSBC BANK USA, N.A.,
as a Lender

By:	/s/ Robert J. McArdle

	Name:	Robert J. McArdle
	Title:	First Vice President
Signature Page to
A. Schulman Credit Agreement

COMMERZBANK AG,
as a Lender

By:	/s/ Patrick Hartweger

	Name:	Patrick Hartweger
	Title:	Senior Relationship Manager

By:	/s/ Peter Wesemeier

	Name:	Peter Wesemeier
	Title:	Relationship Manager
Signature Page to
A. Schulman Credit Agreement

PNC BANK, NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Joseph G. Moran

	Name:	Joseph G. Moran
	Title:	Senior Vice President
Signature Page to
A. Schulman Credit Agreement

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,
as a Lender

By:	/s/ Victor Pierzchalski

	Name:	Victor Pierzchalski
	Title:	Authorized Signatory
Signature Page to
A. Schulman Credit Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Nickolas Kepler

	Name:	Nickolas Kepler
	Title:	Vice President
Signature Page to
A. Schulman Credit Agreement

SCHEDULE 2.01
LENDERS AND COMMITMENTS

	US Tranche
	Revolving	Foreign Tranche	Malaysian Tranche
Lender	Commitment	Commitment	Commitment
JPMorgan Chase Bank, N.A.	$41,000,000	$9,000,000	$0
J.P. Morgan Chase Bank Berhad	$0	$0	$5,000,000
Fifth Third Bank	$26,000,000	$9,000,000	$0
PNC Bank, National Association	$26,000,000	$9,000,000	$0
RBS Citizens, N.A.	$35,000,000	$0	$0
Wells Fargo Bank, National Association	$26,000,000	$9,000,000	$0
Bank of the West	$26,250,000	$0	$0
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$26,250,000	$0	$0
Commerzbank AG	$26,250,000	$0	$0
HSBC Bank USA, N.A.	$17,250,000	$9,000,000	$0

Totals	$250,000,000	$45,000,000	$5,000,000

SCHEDULE 3.01
KYC INFORMATION FOR BORROWERS

Tax identification
		Jurisdiction		number and other
	Type of	of		identification
Legal Name	Organization	Organization	Address	numbers
A. Schulman, Inc.	Corporation	U.S. (Delaware)	3550 West Market Street Akron, OH 44333	TIN 34-0514850
A. Schulman International Services BVBA	Limited Liability Company	Belgium	Pedro Colomalaan 25 2880 Bornem, Belgium	TIN 98-0633235
Courtenay Polymers Pty. Limited	Corporation	Australia	198 Boundary Road Braeside, VIC 3195, Australia	TIN 98-0189217
ICO Polymers (Malaysia) Sdn. Bhd.	Corporation	Malaysia	2, Jalan Wawasan Utama, Kawasan Perindustrian 83300 Batu Pahat, Johor, Malaysia	C 10279575-04